Exhibit 10.2

EXECUTION COPY

FOUR-YEAR

SECURED LETTER OF CREDIT FACILITY AGREEMENT

dated as of

March 9, 2012

among

VALIDUS HOLDINGS, LTD.,

VALIDUS REINSURANCE, LTD.,

VALIDUS RE AMERICAS, LTD.,

VARIOUS DESIGNATED SUBSIDIARY ACCOUNT PARTIES,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

DEUTSCHE BANK SECURITIES INC.,

as Syndication Agent

and

LLOYDS SECURITIES INC. and SUNTRUST BANK,

as Co-Documentation Agents

J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC.,
LLOYDS SECURITIES INC. and SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

Commitment Schedule
Schedule 2.15 — Designated Subsidiary Account Parties
Schedule 2.17 — Existing Secured Fronted Letters of Credit
Schedule 2.18 — Existing Secured Several Letters of Credit
Schedule 3.12 — Subsidiaries
Schedule 3.13 — Capitalization
Schedule 3.14 — Existing Indebtedness
Schedule 6.03 — Existing Liens
Schedule 6.09 — Existing Affiliate Transactions
Schedule 6.12 — Existing Intercompany Agreements and Arrangements

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Borrowing Base Certificate
Exhibit C — Form of DSAP Assumption Agreement
Exhibit D — Form of Security Agreement
Exhibit E — Form of Additional Commitment Agreement
Exhibit F — Form of Officer’s Certificate
Exhibit G — Form of Letter of Credit Request
Exhibit H — Account Control Agreement

v

FOUR-YEAR SECURED LETTER OF CREDIT FACILITY AGREEMENT dated as of March 9, 2012 among VALIDUS HOLDINGS, LTD., a holding company organized under the laws of Bermuda (the “Company”), VALIDUS REINSURANCE, LTD., a reinsurance company organized under the laws of Bermuda and a wholly-owned subsidiary of the Company (“Validus Re”), VALIDUS RE AMERICAS, LTD., a reinsurance company organized under the laws of Bermuda and a wholly-owned subsidiary of the Company (“Validus Americas”), the other Designated Subsidiary Account Parties (as hereinafter defined) from time to time party hereto, the lenders from time to time party hereto (each, a “Lender” and, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as Administrative Agent, DEUTSCHE BANK SECURITIES INC., as Syndication Agent and LLOYDS SECURITIES INC. and SUNTRUST BANK, as Co-Documentation Agents.  Unless otherwise defined herein, all capitalized terms used herein and defined in Section 1.01 are used herein as so defined.

The parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01.    Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account Control Agreement” means the account control agreement, attached as Exhibit H hereto, dated as of the date of this Agreement, among the Custodian, the Collateral Agent and the Grantors (as defined in the Security Agreement) from time to time party thereto, as amended, restated, modified and/or supplemented and as in effect from time to time.

“Account Parties” means the Company and each Designated Subsidiary Account Party.

“Acquired Indebtedness” means Indebtedness of the Company or a Subsidiary acquired pursuant to an acquisition not prohibited under this Agreement (or Indebtedness assumed at the time of such acquisition of an asset securing such Indebtedness); provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such acquisition.

“Additional Commitment” means, for each Additional Commitment Lender, any commitment provided by such Additional Commitment Lender pursuant to Section 2.16, in such amount as agreed to by such Additional Commitment Lender in the respective Additional Commitment Agreement; provided that on the Additional Commitment Date upon which an Additional Commitment of any Additional Commitment Lender becomes effective, such Additional Commitment of such Additional Commitment Lender shall (x) in the case of an existing Lender, be added to (and thereafter become a part of) the existing Commitment of such existing Lender for all purposes of this Agreement as contemplated by Section 2.16 and (y) in the case of a new Lender, be converted to a Commitment and become a Commitment for all purposes of this Agreement as contemplated by Section 2.16.

“Additional Commitment Agreement” means an Additional Commitment Agreement substantially in the form of Exhibit E (appropriately completed) or such other form reasonably acceptable to the Administrative Agent.

“Additional Commitment Date” means each date upon which an Additional Commitment under an Additional Commitment Agreement becomes effective as provided in Section 2.16.

“Additional Commitment Lender” has the meaning provided in Section 2.16(b).

“Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (and each person appointed as a successor thereto pursuant to Article VIII), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” means, for any category of Cash or obligation or investment specified below in the column entitled “Cash and Eligible Securities” (other than Cash, the “Eligible Securities”), the percentage set forth opposite such category of Cash or Eligible Securities below in the column entitled “Advance Rate” and, in each case, subject to the original term to maturity criteria set forth therein:

Cash and Eligible Securities:	Advance Rate:

Cash:

U.S. Dollars, including time deposits, certificates of deposit and money market deposits held at JPMorgan Chase Bank, N.A. or that are subject to a first priority security interest of the Collateral Agent.

100%.

U.S. Government Securities:

Securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), including assets issued by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, Federal Home Loan Bank or the Government National Mortgage Association.

With maturities of (x) less than three years from the date of acquisition, 98%, (y) three to ten years from the date of acquisition, 95% and (z) more than 10 years from the date of acquisition, 93%.

Investment Grade Municipal Bonds: Municipal Bonds rated at least (i) AA- by S&P and (ii) Aa3 by Moody’s and maturing within five years from the date of acquisition.	95%.

Investment Grade Non-Convertible U.S. Corporate Bonds Level I:

Non-convertible corporate bonds issued by any entity organized in the United States which are “publicly traded” on a nationally recognized exchange, eligible to be settled by DTC and rated at least (i) AA- by S&P and (ii) Aa3 by Moody’s.

With maturities of (x) less than three years from the date of acquisition, 90% and (y) three to ten years from the date of acquisition, 85%.

Cash and Eligible Securities:	Advance Rate:

Investment Grade Non-Convertible U.S. Corporate Bonds Level II:

Non-convertible corporate bonds issued by any entity organized in the United States which are “publicly traded” on a nationally recognized exchange, eligible to be settled by DTC and rated at least (i) A- by S&P and (ii) A3 by Moody’s, but no higher than (x) A+ from S&P and (y) A1 from Moody’s.

With maturities of (x) less than three years from the date of acquisition, 80% and (y) three to ten years from the date of acquisition, 80%.

Commercial Paper:

Commercial paper issued by any entity organized in the United States rated at least (i) A-1 or the equivalent thereof by S&P and (ii) P-1 or the equivalent thereof by Moody’s and maturing not more than one year after the date of acquisition.

98%.

Other Securities: All other investments, obligations or securities.	0.0%.

Notwithstanding the foregoing, (A) the value of Eligible Securities at any time shall be determined based on the Borrowing Base Report (as defined in the Security Agreement) then most recently prepared by the Collateral Agent and (B) if any single corporate issuer (including the Affiliates thereof but, for the avoidance of doubt, excluding any Eligible Securities categorized in the table above under the heading “U.S. Government Securities” or “Investment Grade Municipal Bonds”) represents more than 10% of the aggregate value of all Cash and Eligible Securities of the aggregate amount of all Borrowing Bases, the excess over 10% shall be excluded (with such exclusion being allocated in equal parts to each Borrowing Base at such time).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, the Co-Documentation Agents, the Issuing Agent and the Collateral Agent.

“Agreement” means this Four-Year Secured Letter of Credit Facility Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Commitment Fee Rate” means 0.125% per annum.

“Applicable Insurance Regulatory Authority” means, when used with respect to any Regulated Insurance Company, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is domiciled or (y) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is licensed, and shall include any Federal or national insurance regulatory department, authority or agency that may be created and that asserts insurance regulatory jurisdiction over such Regulated Insurance Company.

“Applicable Letter of Credit Fee Rate” means 0.50% per annum.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” has the meaning provided in Section 10.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means, as to any Person, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Secretary, or the Chief Financial Officer or Finance Director of such Person or any other officer of such Person duly authorized by such Person to act on behalf of such Person hereunder and under the other Credit Documents.

“Bankruptcy Code” has the meaning provided in Section 7.05.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bermuda Companies Law” means the Companies Act 1981 of Bermuda and other relevant Bermuda law.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing Base” means, at any time, and in respect of each Account Party, the aggregate amount of Cash and Eligible Securities held in the Collateral Accounts of such Account Party under the Security Agreement at such time multiplied in each case by the respective Advance Rates for Cash and such Eligible Securities; provided that all Cash and Eligible Securities in respect of any Borrowing Base shall only be included in such Borrowing Base to the extent the same are subject to a first priority perfected security interest in favor of the Collateral Agent pursuant to the Security Documents.

“Borrowing Base Certificate” means a Borrowing Base Certificate substantially in the form of Exhibit B hereto or such other form reasonably acceptable to the Administrative Agent (it being agreed that a Borrowing Base Certificate substantially in the form of the Borrowing Base Certificate delivered under the Existing LC Facility on March 8, 2012 is acceptable to the Administrative Agent).

“Business Day” means any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Markets Product” means, as to any Person, any security, commodity, derivative transaction or other financial or similar product purchased, sold or entered into by such Person for the purpose of a third-party undertaking or assuming one or more risks otherwise assumed by such Person or entered into by such Person for the purpose of managing one or more risks otherwise assumed by such Person or other agreements or arrangements entered into by such Person designed to transfer credit risk from one party to another, including (i) any structured insurance product, catastrophe bond, rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, commodity hedge, equity or equity index swap, equity or equity index option, bond option, interest rate option or hedge, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or swap transaction, credit protection transaction, credit swap, credit default swap (including single default, single-name, basket and first-to-default swaps), credit default option, equity default swap, total return swap, credit-linked notes, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sellback transaction, securities lending transaction, weather index transaction, emissions allowance transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), (ii) any transaction which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets, (iii) any combination of the transactions referred to in clauses (i) and (ii) above and (iv) any master agreement relating to any of the transactions referred to in clauses (i), (ii) or (iii) above.

“Cash” means the category of “Cash” described in the definition of Advance Rate.

“Cash Equivalents” means, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, the District of Columbia or any foreign jurisdiction having, capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (v) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (a) Validus Re or any other Account Party ceasing to be a Wholly-Owned Subsidiary of the Company, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof) (other than any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company) of Equity Interests representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Company, or (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.

“Charges” has the meaning provided in Section 10.13.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning provided in the Security Agreement.

“Collateral Account” has the meaning provided in the Security Agreement.

“Collateral Agent” means The Bank of New York Mellon (and each person appointed as a successor thereto pursuant to Article VIII), in its capacity as collateral agent hereunder and under the Security Agreement and the Account Control Agreement.

“Commitment” means, with respect to each Lender, at any time, the amount set forth opposite such Lender’s name on the Commitment Schedule, as the same may be reduced or increased pursuant to Sections 2.09, 2.14, 2.16 or 10.04.  As of the Effective Date, the aggregate Commitments of all Lenders hereunder is $525,000,000.

“Commitment Expiration Date” means March 9, 2016.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Company” means Validus Holdings, Ltd., a holding company organized under the laws of Bermuda.

“Company Guaranty” means the guaranty of the Company provided in Article IX.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes.

“Consolidated Indebtedness” means, as of any date of determination, all Indebtedness (other than (a) Indebtedness described in clause (h) of the definition thereof that does not constitute bonds, debentures, notes or similar instruments that are generally recourse with respect to the Company and its Subsidiaries, (b) obligations (contingent or otherwise) in respect of undrawn letters of credit, (c) Indebtedness described in clause (c) of the definition thereof and (d) Indebtedness that is non-recourse with respect to the Company and its Subsidiaries) of the Company and its Subsidiaries.  For the avoidance of doubt, “Consolidated Indebtedness” shall not include contingent obligations of the Company or any Subsidiary as an account party or applicant in respect of any Guarantee unless such Guarantee supports an obligation that constitutes Indebtedness.

“Consolidated Net Worth” means, as of any date of determination, the Net Worth of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in Subsidiaries including for the avoidance of doubt the aggregate principal amount of all outstanding preferred (including without limitation trust preferred) or preference securities or Hybrid Capital of the Company and its Subsidiaries, provided that the aggregate outstanding amount of such preferred or preference securities or Hybrid Capital of the Company and its Subsidiaries shall only be included in Consolidated Net Worth to the extent such amount would be included in a determination of the consolidated net worth of the Company and its Subsidiaries under the applicable procedures and guidelines of S&P as of the date hereof.

“Consolidated Total Capital” means, as of any date of determination, the sum of (i) Consolidated Indebtedness and (ii) Consolidated Net Worth at such time.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power (i) to vote 10% or more of the voting power of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Co-Documentation Agent” means each of Lloyds Securities Inc. and SunTrust Bank in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.

“Credit Documents” means this Agreement, each Security Document and each Limited Fronting Lender Agreement.

“Credit Event” means the issuance of any Letter of Credit (or any increase of the Stated Amount thereof).

“Credit Party” means the Administrative Agent, the Issuing Agent, any LC Issuer or any other Lender.

“Custodian” means The Bank of New York Mellon, in its capacity as custodian under the Account Control Agreement.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its participations in Letters of Credit or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Subsidiary Account Party” means Validus Re, Validus Americas and each Wholly-Owned Subsidiary of the Company set forth on Schedule 2.15 and each Wholly-Owned Subsidiary of the Company which is designated as a Designated Subsidiary Account Party in accordance with Section 2.15.

“Dispositions” has the meaning provided in Section 6.02.

“Dividends” has the meaning provided in Section 6.08.

“Dollars” or “$” refers to lawful money of the United States of America.

“DSAP Assumption Agreement” means an assumption agreement in the form of Exhibit C or such other form reasonably acceptable to the Administrative Agent.

“DTC” means the Depository Trust Company.

“Effective Date” has the meaning provided in Section 4.01.

“Eligible Person” means and includes any commercial bank, insurance company, finance company, financial institution, fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act of 1933, as amended), but in any event excluding the Company and its Subsidiaries.

“Eligible Securities” has the meaning provided in the definition of the term “Advance Rate”.

“Environmental Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) its violation of any Environmental Law, (b) its generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) its exposure to any Hazardous Materials, (d) its release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing, but in each of (a) through (e) excluding liabilities arising out of Capital Markets Products and insurance and reinsurance contracts, agreements and arrangements in each case entered into in the ordinary course of business and not for speculative purposes.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination; provided that “Equity Interests” shall not include Indebtedness for borrowed money which is convertible into Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or any of its Subsidiaries or is under common control (within the meaning of Section 414(c) of the Code) with the Company or any of its Subsidiaries.

“Event of Default” has the meaning provided in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, the Issuing Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Account Party hereunder or under any of the other Credit Documents, (a) income or franchise Taxes imposed on (or measured by) its net income or net profits (however denominated) by any jurisdiction in or under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or in which it conducts a trade or business or has a permanent establishment or is otherwise subject to such Taxes or Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the recipient is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by such Account Party under Section 2.14(b)), any withholding Tax that is imposed by the United States of America or Bermuda on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.12(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Account Party with respect to such withholding Tax pursuant to Section 2.12(a) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Administrative Agent” means the Administrative Agent, as defined in the Existing LC Facility.

“Existing Collateral Agent” means the Collateral Agent and the Custodian, as defined in the Existing LC Facility.

“Existing LC Facility” means that certain Five-Year Secured Letter of Credit Facility Agreement dated as of March 12, 2007 among the Company, Validus Re, the other Designated Subsidiary Account Parties identified therein, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended, restated, supplemented or otherwise modified prior to the Effective Date.

“Existing LC Issuer” means JPMorgan Chase Bank, N.A.

“Existing Lender” means a “Lender” under and as defined in the Existing LC Facility.

“Existing Secured Fronted Letters of Credit” has the meaning provided in Section 2.17.

“Existing Secured Several Letters of Credit” has the meaning provided in Section 2.18.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than (i) Bermuda, or (ii) the United States of America, any State thereof or the District of Columbia; provided, however, that with respect to an Account Party that is organized under the laws of the United States of America, any State thereof or the District of Columbia, a Lender that is organized under the laws of Bermuda shall be considered a Foreign Lender.

“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States of America by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Four-Year Unsecured Revolving Credit and Letter of Credit Facility” means the $400,000,000 unsecured letter of credit facility among the Company, Validus Re, Validus Americas, various Designated Subsidiary Account Parties, JPMorgan Chase Bank, N.A., as administrative agent, and one or more lenders entered into on March 9, 2012, including the related collateral and security documents and other instruments and agreements executed in connection therewith, and amendments, renewals, replacements, refinancings and restatements to any of the foregoing (provided that the principal amount thereof shall not exceed $400,000,000 or, if increased in accordance with its terms, $500,000,000, plus reasonable refinancing costs, fees and expenses).

“Fronted Letter of Credit” has the meaning provided in Section 2.02(a).

“Fronted Unpaid Drawing” has the meaning provided in clause (y) of Section 2.05(a).

“Fronting Arrangement” means an agreement or other arrangement by a Regulated Insurance Company pursuant to which an insurer or insurers agree to issue insurance policies at the request or on behalf of such Regulated Insurance Company and such Regulated Insurance Company assumes the obligations in respect thereof pursuant a Reinsurance Agreement or otherwise.

“Fronting Lender” means any Lender (or any Affiliate thereof) which is requested by an Account Party, and which agrees in writing, to issue Fronted Letters of Credit hereunder pursuant to Section 2.02.

“Fronting Participant” has the meaning provided in Section 2.02(b).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase or lease property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business and (y) obligations of any Regulated Insurance Company under Insurance Contracts, Reinsurance Agreements, Fronting Arrangements or Retrocession Agreements (including any Liens with respect thereto).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guaranteed Creditors” means and includes each of the Administrative Agent, the Collateral Agent, the Lenders and each LC Issuer.

“Guaranteed Obligations” means all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit and all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or other applicable similar laws, would become due), liabilities and indebtedness owing by each Designated Subsidiary Account Party to the Guaranteed Creditors under this Agreement and each other Credit Document to which such Designated Subsidiary Account Party is a party (including indemnities, fees and interest thereon (including, in each case, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective documentation, whether or not such interest is allowed in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with this Agreement and any such other Credit Document and the due performance and compliance by each Designated Subsidiary Account Party with all of the terms, conditions and agreements contained in all such Credit Documents applicable to such Designated Subsidiary Account Party.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hybrid Capital” means any security that affords equity benefit to the issuer thereof (under the procedures and guidelines of the S&P) by having ongoing payment requirements that are more flexible than interest payments associated with conventional indebtedness for borrowed money and by being contractually subordinated to such indebtedness.  For the avoidance of doubt, the Company’s Junior Subordinated Deferrable Debentures constitute Hybrid Capital.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current ordinary course trade accounts payable deferred compensation and any purchase price adjustment, earnout, contingent payment or deferred payment of a similar nature incurred in connection with an acquisition), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that the amount of Indebtedness of such Person shall be the lesser of (i) the fair market value of such property at such date of determination (determined in good faith by the Company) and (ii) the amount of such Indebtedness of such other Person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations (or to the extent netting is permitted under the applicable agreement governing such Capital Markets Products and such netting is limited with respect to the counterparty or counterparties of such agreement, all net termination obligations) of such Person under transactions in Capital Markets Products and (i) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; provided that, Indebtedness shall not include any preferred (including without limitation trust preferred) or preference securities or Hybrid Capital, in each case issued by the Company, to the extent such preferred or preference securities or Hybrid Capital would be treated as equity issued by the Company under the applicable procedures and guidelines of S&P as of the date hereof.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, Indebtedness shall not include (v) current trade payables (including current payables under insurance contracts and current reinsurance payables) and accrued expenses, in each case arising in the ordinary course of business, (w) obligations and Guarantees of Regulated Insurance Companies with respect to Policies, (x) obligations and Guarantees with respect to products underwritten by Regulated Insurance Companies in the ordinary course of business, including insurance and reinsurance policies, annuities, performance and surety bonds, assumptions of liabilities and any related contingent obligations and (y) Reinsurance Agreements and Fronting Arrangements and Guarantees thereof entered into by any Regulated Insurance Company in the ordinary course of business.

“Indemnified Taxes” means Taxes, other than Excluded Taxes and Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Account Party under this Agreement.

“Indemnitee” has the meaning provided in Section 10.03(b).

“Information” has the meaning provided in Section 10.12.

“Insurance Business” means one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance and other businesses reasonably related thereto.

“Insurance Contract” means any insurance contract or policy issued by a Regulated Insurance Company but shall not include any Reinsurance Agreement, Fronting Arrangement or Retrocession Agreement.

“Insurance Licenses” means the material licenses (including licenses or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business held by any Regulated Insurance Company.

“IPC” means Validus Amalgamation Subsidiary, Ltd., a company organized under the laws of Bermuda and successor by amalgamation to IPC Holdings, Ltd.

“IPC Facility” means the letters of credit master agreement between IPCRe Limited and Citibank N.A., providing for letters of credit and any modifications, amendments, restatements, waivers, extensions, renewals, replacements or refinancings thereof; provided that any such modifications, amendments, waivers, extensions, renewals, replacements or refinancings be on terms which, when taken together as a whole, are not adverse in any material respect to the interests of the Lenders, as compared to those contained in the IPC Facility as of the date hereof.

“IPCRe Limited” means IPCRe Limited, a company organized under the laws of Bermuda.

“Issuing Agent” means JPMorgan Chase Bank, N.A. in its capacity as Issuing Agent with respect to Several Letters of Credit pursuant to Section 2.01.

“Joint Lead Arrangers and Joint Bookrunners” means, collectively, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Lloyds Securities Inc. and SunTrust Robinson Humphrey, Inc.

“Junior Subordinated Deferrable Debentures” mean the Company’s Junior Subordinated Deferrable Interest Debentures due 2036 issued under the Junior Subordinated Indenture dated as of June 15, 2006 between the Company and JPMorgan Chase Bank, National Association, as Trustee, as the same has been and may be amended from time to time, and any substantially similarly structured security issued by the Company or any of its Subsidiaries, including for the avoidance of doubt the Company’s Junior Subordinated Deferrable Interest Debentures due 2037 issued under the Junior Subordinated Indenture dated June 21, 2007 between the Company and Wilmington Trust Company, as Trustee, as the same may be amended from time to time.

“LC Issuer” means each of the Issuing Agent and each Fronting Lender.

“Legal Requirements” means all applicable laws, rules and regulations and interpretations thereof made by any governmental body or regulatory authority (including any Applicable Insurance Regulatory Authority) having jurisdiction over the Company or a Subsidiary.

“Lenders” has the meaning provided in the first paragraph of this Agreement.  As the context requires, “Lenders” shall include each Limited Fronting Lender.

“Letter of Credit Fee” has the meaning provided in Section 2.11(c).

“Letter of Credit Outstandings” means, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Several Letters of Credit, (ii) the aggregate Stated Amount of all outstanding Fronted Letters of Credit and (iii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

“Letter of Credit Request” has the meaning provided in Section 2.04(a).

“Letter of Credit Supportable Obligations” means the obligations of the Account Parties or any of their subsidiaries which are permitted to exist pursuant to the terms of this Agreement in connection with the Insurance Business of such Account Parties and their subsidiaries.

“Letters of Credit” means the Several Letters of Credit and the Fronted Letters of Credit.

“Leverage Ratio” means the ratio of (i) Consolidated Indebtedness to (ii) Consolidated Total Capital.

“LIBO Rate” means with respect to any interest period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page or pages of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page or pages of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period, as the rate for Dollar deposits with a maturity comparable to such interest period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such interest period shall be the rate at which deposits of $5,000,000, and for a maturity comparable to such interest period, are offered by the Administrative Agent.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Fronting Lender” means any Lender, to the extent that such Person agrees (in its sole and absolute discretion) to be an issuer with respect to any Non-NAIC Approved Bank’s Applicable Percentage of Several Letters of Credit outstanding and/or issued during the period that such Non-NAIC Approved Bank is a Non-NAIC Approved Bank, all pursuant to a Limited Fronting Lender Agreement.

“Limited Fronting Lender Agreement” has the meaning provided in Section 2.01(e).

“Lloyd’s LC Facility” means that certain amended and restated letter of credit facility agreement, dated as of November 18, 2011, between the Company and Talbot Holdings Ltd. and Lloyds TSB Bank plc and ING Bank N.V., London Branch providing for the issuance of letters of credit in support of obligations of Talbot Holdings Ltd. under its 2012 and 2013 underwriting years’ letter of credit facility procurement agreements and capital stock arrangements with Talbot 2002 Underwriting Capital Ltd. 2002 in an aggregate principal amount of up to $25,000,000 at any time outstanding (the “FAL Facility Agreement”) and any modifications, amendments, restatements, waivers, extensions, renewals, replacements or refinancings thereof; provided that any such modifications, amendments, waivers, extensions, renewals, replacements or refinancings be on terms which, when taken together as a whole, are not adverse in any material respect to the interests of the Lenders, as compared to those contained in the FAL Facility Agreement.

“Margin Stock” has the meaning provided in Regulation U.

“Material Adverse Effect” means any material adverse condition or any material adverse change in or affecting (x) the business, operations, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole, or (y) the rights and remedies of the Lenders or the ability of the Company and each other Account Party, taken as a whole, to perform their respective obligations to the Lenders under this Agreement or any other Credit Document.

“Maximum Rate” has the meaning provided in Section 10.13.

“Minimum Consolidated Net Worth Amount” means, at any time, an amount which initially shall be equal to $2,600,000,000, and which amount shall be increased as follows: (i) immediately following the last day of each fiscal quarter (commencing with the fiscal quarter ended March 31, 2012) by an amount (if positive) equal to 50% of the Net Income for such fiscal quarter and (ii) by 50% of the aggregate increases in the consolidated shareholders’ equity of the Company during such fiscal quarter by reason of the issuance and sale of common Equity Interests of the Company, including upon any conversion of debt securities of the Company into such Equity Interests.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Company, any of its Subsidiaries or any ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Company, such Subsidiary or such ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“NAIC Approved Bank” means (a) any bank listed on the most current list of banks approved by the Securities Valuation Office of the NAIC (the “NAIC Bank List”) or (b) any Lender as to which its confirming bank is a bank listed on the NAIC Bank List.

“Net Income” shall mean, for any period, an amount equal to the net income of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period.

“Net Worth” means, as to any Person, the sum of its capital stock (including its preferred stock), capital in excess of par or stated value of shares of its capital stock (including its preferred stock), retained earnings and any other account which, in accordance with GAAP, constitutes stockholders equity, but excluding (i) any treasury stock and (ii) the amount of the effects of Financial Accounting Statement No. 115 (which amount is shown on the Company’s December 31, 2011 balance sheet under the caption “Accumulated other comprehensive income” and which, after adoption of Financial Accounting Statements Nos. 157 and 159 will be measured as the difference between investments carried at estimated fair value and investments carried at amortized cost).

“Non-NAIC Approved Bank” means, at any time, any Lender that is not an NAIC Approved Bank.

“Notice of Non-Extension” has the meaning provided in Section 2.07.

“Other Connection Taxes” means, with respect to the Administrative Agent, the Issuing Agent or any Lender, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Credit Document, or sold or assigned any Loan or an interest in any obligation of any Account Party under this Agreement or any other Credit Document).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other similar excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or performance under, this Agreement or any other Credit Document other than any taxes to the extent resulting from a voluntary change in the identity of the Administrative Agent, the Issuing Agent or any Lender or assignee thereof.

“Pac Re” means PaCRe, Ltd., a Class 4 insurer registered under the Bermuda Insurance Act 1978, as amended.  As of the Effective Date, the Company owns 100% of the outstanding voting Equity Interests in PaCRe, Ltd.

“Pac Re Facility” means a secured credit facility to be entered into after the Effective Date by and among Pac Re, JPMorgan Chase Bank, N.A. and/or one or more other lenders and agents, including the related collateral and security documents and other instruments and agreements executed in connection therewith, and amendments, renewals, replacements, refinancings and restatements to any of the foregoing (provided that the principal amount thereof shall not exceed $10,000,000, plus reasonable refinancing costs, fees and expenses).

“Participant” has the meaning provided in Section 10.04(c).

“Participant Register” has the meaning provided in Section 10.04(c).

“Participating Issuer” means, from time to time with respect to each Several Letter of Credit, each Non-NAIC Approved Bank for whose Applicable Percentage a Limited Fronting Lender has agreed to be liable as an issuer.

“Patriot Act” has the meaning provided in Section 10.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Subsidiary Indebtedness” means:

(a)           Indebtedness of any Subsidiary of the Company under the Credit Documents or existing on the date hereof and listed on Schedule 3.14 and extensions, renewals and replacements of any such Indebtedness, provided that such extending, renewal or replacement Indebtedness (i) shall not be Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or replaced, (ii) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon and reasonable refinancing or renewal fees, costs and expenses), (iii) shall not have an earlier maturity date or shorter weighted average life than the Indebtedness being extended, renewed or replaced and (iv) shall be subordinated to the Guaranteed Obligations on terms (if any) at least as favorable to the Lenders as the Indebtedness being extended, renewed or replaced;

(b)           Indebtedness of any Subsidiary of the Company incurred in the ordinary course of business in connection with any Capital Markets Product that are not entered into for speculative purposes;

(c)           Indebtedness owed by Subsidiaries of the Company to the Company or any of its Subsidiaries;

(d)           Indebtedness of any Subsidiary of the Company incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by any Subsidiary of the Company in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $10,000,000 at any time outstanding;

(e)           Indebtedness of any Subsidiary of the Company in respect of letters of credit issued to reinsurance cedents, or to lessors of real property in lieu of security deposits in connection with leases of any Subsidiary of the Company, in each case in the ordinary course of business;

(f)            Indebtedness of any Subsidiary of the Company incurred in the ordinary course of business in connection with workers’ compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits and pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit;

(g)           Indebtedness of any Designated Subsidiary Account Parties under the Four-Year Unsecured Revolving Credit and Letter of Credit Facility;

(h)           Indebtedness representing installment insurance premiums owing by the Company or any Subsidiary in the ordinary course of business in respect of the liability insurance, casualty insurance or business interruption insurance maintained by the Company or any Subsidiary, in each case in respect of their properties and assets (but excluding, for the avoidance of doubt, any insurance or reinsurance provided or obtained by the Company or any Subsidiary in connection with performing its Insurance Business or managing risk in respect thereof);

(i)            Acquired Indebtedness of Subsidiaries in an aggregate principal amount not exceeding $250,000,000 at any time outstanding; and

(j)            without duplication, additional Indebtedness of Subsidiaries of the Company not otherwise permitted under clauses (a) through (i) of this definition which, when added to the aggregate amount of all Liens (other than with respect to Indebtedness incurred pursuant to this clause (j)) incurred by the Company pursuant to Section 6.03(w), shall not exceed at any time outstanding 10% of Consolidated Net Worth at the time of incurrence of any new Indebtedness under this clause (j); provided that immediately after giving effect (including pro forma effect) to the incurrence of any Indebtedness pursuant to this clause (j), no Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any pension plan as defined in Section 3(2) of ERISA and subject to Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Company or any of its Subsidiaries or any of their ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which the Company, any of its Subsidiaries or any of their ERISA Affiliates maintained, contributed to or had an obligation to contribute to such plan.

“Policies” means all insurance policies, annuity contracts, guaranteed interest contracts and funding agreements (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Governmental Authorities) by any Regulated Insurance Company and any coinsurance agreements entered into or to be entered into by any Regulated Insurance Company.

“Preferred Securities” means any preferred Equity Interests (or capital stock) of any Person that has preferential rights with respect to dividends or redemptions or upon liquidation or dissolution of such Person over shares of common Equity Interests (or capital stock) of any other class of such Person.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Act” means separate legislation enacted in Bermuda with the intention that such legislation apply specifically to any Account Party, in whole or in part.

“Protected Cell Company” means a Subsidiary that has created segregated accounts pursuant to the provisions of the Segregated Account Companies Act 2000 of Bermuda.

“Register” has the meaning provided in Section 10.04(b).

“Regulated Insurance Company” means any Subsidiary of the Company, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction (foreign or domestic) and is regulated by any Applicable Insurance Regulatory Authority.

“Reinsurance Agreement” means any agreement, contract, treaty, certificate or other arrangement whereby any Regulated Insurance Company agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed or assets held by such Regulated Insurance Company under a policy or policies of insurance issued by such Regulated Insurance Company or under a reinsurance agreement assumed by such Regulated Insurance Company.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replaced Lender” has the meaning provided in Section 2.14(b).

“Replacement Lender” has the meaning provided in Section 2.14(b).

“Required Lenders” means at any time Lenders having more than 50% of the aggregate amount of the Commitments; provided that if the Total Commitment has been terminated, then the Required Lenders means Lenders whose Letter of Credit Outstandings exceed 50% of the aggregate amount of Letter of Credit Outstandings at such time; provided, further, that, so long as a Lender is a Defaulting Lender, the Commitments and the Letter of Credit Outstandings of such Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

“Restricted Margin Stock” means Margin Stock owned by the Company or any of its Subsidiaries the value of which (determined as required under clause 2(i) of the definition of “Indirectly Secured” set forth in Regulation U) represents not more than 33% of the aggregate value (determined as required under clause (2)(i) of the definition of “Indirectly Secured” set forth in Regulation U), on a consolidated basis, of the property and assets of the Company and its Subsidiaries (excluding any Margin Stock) that is subject to the provisions of Sections 6.02 and 6.03.

“Retrocession Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another Retrocession Agreement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“SAP” means, with respect to any Regulated Insurance Company, the statutory accounting principles and accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority of the state or jurisdiction in which such Regulated Insurance Company is domiciled; it being understood and agreed that determinations in accordance with SAP for purposes of Article VII, including defined terms as used therein, are subject (to the extent provided therein) to Section 1.03.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Security Agreement” means the Pledge and Security Agreement substantially in the form attached as Exhibit D hereto, as the same may be amended, restated, modified and/or supplemented and as in effect from time to time.

“Security Documents” means (i) the Security Agreement, (ii) the Account Control Agreement, (iii) each other security agreement executed and delivered pursuant to Section 5.11, and (iv) each other document, agreement, certificate and or financing statement, executed, delivered, made or filed pursuant to the terms of the documents specified in foregoing clauses (i), (ii) and (iii).

“Service of Process Agent” means CT Corporation Systems, 111 Eighth Avenue, New York, New York 10011.

“Several Letter of Credit” has the meaning provided in Section 2.01(a).

“Several Unpaid Drawing” has the meaning provided in clause (x) of Section 2.05(a).

“Significant Insurance Subsidiary” means a Regulated Insurance Company which is also a Significant Subsidiary.

“Significant Subsidiary” means (a) Validus Re, (b) Talbot Holdings Ltd. and (c) each other Subsidiary of the Company that either (i) as of the end of the most recently completed fiscal year of the Company for which audited financial statements are available, has assets that exceed 10% of the total consolidated assets of the Company and all of its Subsidiaries as of the last day of such period or (ii) for the most recently completed fiscal year of the Company for which audited financial statements are available, has revenues that exceed 10% of the consolidated revenue of the Company and all of its Subsidiaries for such period; provided that, if at any time the aggregate amount of the total consolidated assets of the Company and all of its Subsidiaries or the consolidated revenue of the Company and all of its Subsidiaries attributable to Subsidiaries that are not Significant Subsidiaries exceeds fifteen percent (15%) of the total consolidated assets of the Company and all of its Subsidiaries as of the end of any such fiscal year or fifteen percent (15%) of the consolidated revenue of the Company and all of its Subsidiaries for any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten days, the Administrative Agent) shall designate sufficient Subsidiaries as “Significant Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Significant Subsidiaries.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the amount of the “present fair saleable value” of each of the business and assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of each of the business and assets of such Person is greater than the amount that will be required to be paid on or in respect of the probable “liability” on the existing debts and other “liabilities contingent or otherwise” of such Person, (c) the assets of such Person do not constitute unreasonably small capital for such Person to carry out its business as now conducted and as proposed to be conducted including the capital needs of such Person, taking into account the particular capital requirements of the business conducted by such Person and projected capital requirements and capital availability thereof, (d) such Person does not intend to incur debts beyond their ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by such Person, and of amounts to be payable on or in respect of debt of such Person) and (e) such Person does not believe that final judgments against such Person in actions for money damages presently pending will be rendered at a time when, or in an amount such that, they will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) and such Person believes that its cash flow, after taking into account all other anticipated uses of the cash of such Person (including the payments on or in respect of debt referred to in paragraph (d) of this definition), will at all times be sufficient to pay all such judgments promptly in accordance with their terms. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Stated Amount” means at, any time, the maximum amount available to be drawn under any Letter of Credit (regardless of whether any conditions for drawing could then be met).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Statutory Statements” means, with respect to any Regulated Insurance Company for any fiscal year, the annual or quarterly financial statements of such Regulated Insurance Company as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Subsidiary” means any subsidiary of the Company.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Super-Majority Lenders” means at any time Lenders having at least 75% of the aggregate amount of the Commitments; provided that if the Total Commitment has been terminated, then the Super-Majority Lenders means Lenders whose Letter of Credit Outstandings equal or exceed 75% of the aggregate amount of Letter of Credit Outstandings at such time.

“Syndication Agent” means Deutsche Bank Securities Inc., in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“Talbot Facility” means the $60,000,000 three-year revolving credit facility agreement, dated as of March 12, 2010, between the Company and Talbot Holdings Ltd. and Lloyds TSB Bank plc, as amended, restated, supplemented or otherwise modified prior to the Effective Date.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, fees, assessments, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Commitment” means, at any time, the sum of the Commitments of each of the Lenders at such time.

“Transaction” means the execution, delivery and performance by each Account Party of this Agreement, the issuance of Letters of Credit for the account of any Account Party and the granting of Liens pursuant to the Security Documents, in each case, on and after the Effective Date.

“UCC” has the meaning provided in the Security Agreement.

“Unpaid Drawings” means the Several Unpaid Drawings and the Fronted Unpaid Drawings.

“Unrestricted Margin Stock” means any Margin Stock owned by the Company or any of its Subsidiaries which is not Restricted Margin Stock.

“Validus Americas” means Validus Re Americas, Ltd., a company organized under the Laws of Bermuda.

“Validus Re” means Validus Reinsurance, Ltd., a company organized under the Laws of Bermuda.

“Wholly-Owned Subsidiary” of any Person means any subsidiary of such Person to the extent all of the capital stock or other ownership interests in such subsidiary, other than directors’ or nominees’ qualifying shares, is owned directly or indirectly by such Person.

SECTION 1.02.    Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word

“will” shall be construed to have the same meaning and effect as the word “shall”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03.    Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as the case may be, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP or SAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with Section 10.02. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein to calculate compliance with Sections 6.10 and 6.11 shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Consolidated Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Consolidated Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE II

Letters of Credit

SECTION 2.01.    Several Letters of Credit.  (a) Subject to and upon the terms and conditions set forth herein, each Account Party may request the Issuing Agent, at any time and from time to time on or after the Effective Date and prior to the Commitment Expiration Date, to issue, on behalf of each Lender, for the account of such Account Party and in support of, on a standby basis, Letter of Credit Supportable Obligations of such Account Party to any other Person, and subject to and upon the terms and conditions herein set forth, the Issuing Agent agrees to issue at any time and from time to time on or after the Effective Date and prior to the Commitment Expiration Date one or more irrevocable standby letters of credit denominated in Dollars and in such form as may be approved by the Issuing Agent which approval shall not be unreasonably withheld or delayed (each such letter of credit, a “Several Letter of Credit” and, collectively, the “Several Letters of Credit”).  Subject to the terms and conditions hereof and any other instruments and documents contemplated hereby, it is the intent of the parties hereto that all Letters of Credit shall be clean and irrevocable and otherwise in a form sufficient for the beneficiary cedent to take credit on its financial statements for reinsurance recoverables under applicable rules, laws and regulations.

(b)           Each Several Letter of Credit will be issued by the Issuing Agent on behalf of the Lenders and each Lender will participate in each Several Letter of Credit pro rata in accordance with its Applicable Percentage (subject to the provisions in this Agreement regarding Limited Fronting Lenders).  The obligations of each Lender under and in respect of each Several Letter of Credit are several, and the failure by any Lender to perform its obligations hereunder or under any Letter of Credit shall not affect the obligations of the respective Account Party toward any other party hereto nor shall any other such party be liable for the failure by such Lender to perform its obligations hereunder or under any Several Letter of Credit.

(c)           Each Several Letter of Credit shall be executed and delivered by the Issuing Agent in the name and on behalf of, and as attorney-in-fact for, each Lender and the Issuing Agent shall act under each Several Letter of Credit, and each Several Letter of Credit shall expressly provide that the Issuing Agent shall act, as the agent of each Lender, to (a) receive drafts, other demands for payment and other documents presented by the beneficiary under such Several Letter of Credit, (b) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Letter of Credit and (c) notify such Lender and such Account Party that a valid drawing has been made and the date that the related Several Unpaid Drawing is to be made; provided that the Issuing Agent shall have no obligation or liability for any Several Unpaid Drawing under such Letter of Credit, and each Several Letter of Credit shall expressly so provide.  Each Lender hereby irrevocably appoints and designates the Issuing Agent as its attorney-in-fact, acting through any duly authorized officer of the Issuing Agent, to execute and deliver in the name and on behalf of such Lender each Several Letter of Credit to be issued by such Lender hereunder. Promptly upon the request of the Issuing Agent, each Lender will furnish to the Issuing Agent such powers of attorney or other evidence as any beneficiary of any Several Letter of Credit may reasonably request in order to demonstrate that the Issuing Agent has the power to act as attorney-in-fact for such Lender to execute and deliver such Several Letter of Credit.

(d)           Each Lender represents and warrants that each Several Letter of Credit constitutes a legal, valid and binding obligation of such Lender enforceable in accordance with its terms, provided that the enforceability thereof is subject to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

(e)           In the event that any Lender agrees (in its sole and absolute discretion) to act as a Limited Fronting Lender for any Non-NAIC Approved Bank upon such terms and conditions as such parties may agree (including fees payable by such Non-NAIC Approved Bank and/or the Company to such Limited Fronting Lender) (such agreement, a “Limited Fronting Lender Agreement”), the following provisions shall apply (in addition to any other provisions hereof relating to Limited Fronting Lenders):

(i)            upon the issuance of any Several Letter of Credit pursuant hereto, with respect to any Non-NAIC Approved Bank as a Participating Issuer under such Several Letter of Credit, each applicable Limited Fronting Lender, in reliance upon the agreements of such Non-NAIC Approved Bank as a Participating Issuer set forth in this Section, agrees (A) to issue through the Issuing Agent, in addition to its own obligations as a Lender under such Several Letter of Credit, severally such Several Letter of Credit in an amount equal to such Non-NAIC Approved Bank’s Applicable Percentage of the stated amount of such Several Letter of Credit (or the portion thereof for which such Limited Fronting Lender has agreed to be a Limited Fronting Lender), and (B) to amend or extend each Several Letter of Credit previously issued by it as a Limited Fronting Lender for such Participating Issuer; and

(ii)           with respect to any Several Letter of Credit issued by a Limited Fronting Lender pursuant to clause (i) above for a Participating Issuer, such Participating L/C Issuer agrees to purchase participations (as provided in Section 2.01(f)) in the obligations of such Limited Fronting Lender under such Several Letter of Credit attributable to such Participating Issuer for which such Limited Fronting Lender has agreed to act as a Limited Fronting Lender hereunder.

Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to act hereunder as a Limited Fronting Lender for any other Person unless such Lender has entered into a Limited Fronting Lender Agreement in its sole and absolute discretion.

(f)            In the event any Participating Issuer purchases a participation in the Letter(s) of Credit of its Limited Fronting Lender pursuant to Section 2.01(e), then, without any further action on the part of any party, such Limited Fronting Lender grants to such Participating Issuer, and such Participating Issuer hereby acquires from such Limited Fronting Lender, a participation in such Limited Fronting Lender’s Applicable Percentage of the relevant Letters of Credit attributable to such Participating Issuer for which such Limited Fronting Lender has agreed to act as a Limited Fronting Lender hereunder.  Each Participating Issuer purchasing a participation hereunder acknowledges and agrees that its obligation to acquire such participations in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.  In consideration and in furtherance of the foregoing, such Participating Issuer hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the applicable Limited Fronting Lender an amount equal to the amount of each payment made by such Limited Fronting Lender in respect of the portion of such Letter of Credit in which such Participating Issuer holds a participation, promptly upon the request of such Limited Fronting Lender at any time from the time such payment is made until such payment is reimbursed by the Company or at any time after any reimbursement payment is required to be refunded to the Company for any reason or at any time as may be set forth in the Limited Fronting Lender Agreement between such Limited Fronting Lender and such Participating Issuer.  Such payment by such Participating Issuer shall be made for account of the applicable Limited Fronting Lender without any offset, abatement, withholding or reduction whatsoever.  To the extent that any Participating Issuer has made payments pursuant to this paragraph to reimburse a Limited Fronting Lender in respect of any participation interests purchased hereunder in respect of any Letter of Credit, promptly following receipt by the Administrative Agent of any payment from the Company or any other Account Party pursuant to Section 2.05 in respect of such Letter of Credit, the Administrative Agent shall distribute such payment to such Limited Fronting Lender and such Fronting Issuer, in each case as their interests may appear.  Any payment made by a Participating Issuer in respect of its participation pursuant to this paragraph to reimburse the applicable Limited Fronting Lender for any payment made in any respect of any drawing under a Letter of Credit shall not relieve the Company or any other Account Party of its obligation to reimburse the amount of such drawing pursuant to the terms of this Agreement.

SECTION 2.02.    Fronted Letters of Credit.  (a) Subject to and upon the terms and conditions set forth herein, each Account Party may request that any Fronting Lender at any time and from time to time on or after the Effective Date and prior to the Commitment Expiration Date issue for its own account a letter of credit denominated in Dollars for the account of such Account Party and in support of, on a standby basis, Letter of Credit Supportable Obligations of such Account Party to any other Person, and subject to and upon the terms and conditions herein set forth, each Fronting Lender agrees to issue at any time and from time to time on or after the Effective Date and prior to the Commitment Expiration Date one or more irrevocable standby letters of credit in such form as may be approved by such Fronting Lender, which approval shall not be unreasonably withheld or delayed (each such letter of credit, a “Fronted Letter of Credit” and, collectively, the “Fronted Letters of Credit”).  Subject to the terms and conditions hereof and any other instruments and documents contemplated hereby, it is the intent of the parties hereto that all Letters of Credit shall be clean and irrevocable and otherwise in a form sufficient for the beneficiary cedent to take credit on its financial statements for reinsurance recoverables under applicable rules, laws and regulations.

(b)           Immediately upon the issuance by any Fronting Lender of any Fronted Letter of Credit, such Fronting Lender shall be deemed to have sold and transferred to each Lender other than such Fronting Lender (each such Lender, in its capacity under this Section 2.02(b), a “Fronting Participant”), and each such Fronting Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Fronting Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Fronting Participant’s Applicable Percentage, in such Fronted Letter of Credit, each drawing made thereunder and the obligations of each Account Party under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Applicable Percentages of the Lenders pursuant to this Agreement (including pursuant to Section 2.16), it is hereby agreed that, with respect to all outstanding Fronted Letters of Credit and Fronted Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.02 to reflect the new Applicable Percentages of the assignor and assignee Lender or of all Lenders with Commitments, as the case may be.

(c)           In the event that any Fronting Lender makes any payment under any Fronted Letter of Credit and the respective Account Party shall not have reimbursed such amount in full to such Fronting Lender pursuant to Section 2.05, such Fronting Lender shall promptly notify the Administrative Agent, which shall promptly notify each Fronting Participant, of such failure, and each Fronting Participant shall promptly and unconditionally pay to such Fronting Lender the amount of such Fronting Participant’s Applicable Percentage of such unreimbursed payment in Dollars and in immediately available funds.  If, prior to 11:00 a.m. (New York time) on any Business Day, the Administrative Agent so notifies any Fronting Participant required to fund a payment under a Fronted Letter of Credit, such Fronting Participant shall make available to such Fronting Lender in Dollars and in immediately available funds such Fronting Participant’s Applicable Percentage of the amount of such payment on such Business Day (or, if notice is given after 11:00 a.m. (New York time) on any Business Day, on the next Business Day).  If and to the extent such Fronting Participant shall not have so made its Applicable Percentage of the amount of such payment available to such Fronting Lender, such Fronting Participant agrees to pay to such Fronting Lender, forthwith on demand, such amount, together with interest thereon, for each day from such date to but excluding the date such amount is paid to such Fronting Lender at the overnight Federal Funds Effective Rate.  The failure of any Fronting Participant to make available to such Fronting Lender its Applicable Percentage of any payment under any Fronted Letter of Credit shall not relieve any other Fronting Participant of its obligation hereunder to make available to such Fronting Lender its Applicable Percentage of any payment on the date required, as specified above, but no Fronting Participant shall be responsible for the failure of any other Fronting Participant to make available to such Fronting Lender such other Fronting Participant’s Applicable Percentage of any such payment.

(d)           Whenever any Fronting Lender receives any payment by any Account Party as to which it has also received payments from the Fronting Participants pursuant to paragraph (c) above, such Fronting Lender shall forward such payment to the Administrative Agent, which in turn shall distribute to each Fronting Participant which has paid its Applicable Percentage thereof, in Dollars and in immediately available funds, an amount equal to such Fronting Participant’s share (based upon the amount funded by such Fronting Participant to the aggregate amount funded by all Fronting Participants and retained by the Fronting Lender) of the principal amount of such payment and interest thereon accruing after the purchase of the respective participations.

(e)           The obligations of the Fronting Participants to make payments to each Fronting Lender with respect to Fronted Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents or any amendment, supplement or modification to any of the foregoing;

(ii)           the existence of any claim, setoff, defense or other right which the Fronting Participant or any of its Affiliates may have at any time against a beneficiary named in a Fronted Letter of Credit, any transferee of any Fronted Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Fronting Lender, any Fronting Participant, any Lender, or any other Person, whether in connection with this Agreement, any Fronted Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Account Party or any of its Affiliates and the beneficiary named in any such Fronted Letter of Credit);

(iii)          any draft, certificate or any other document presented under any Fronted Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents;

(v)           the occurrence of any Default or Event of Default; or

(vi)          any matter or event set forth in Section 2.05(b).

(f)            Upon the request of any Fronting Participant, each Fronting Lender shall furnish to such Fronting Participant copies of any Fronted Letter of Credit issued by it and such other documentation as may reasonably be requested by such Fronting Participant.

SECTION 2.03.    Conditions to the Issuance of all Letters of Credit.  (a) Notwithstanding anything to the contrary set forth in this Article II, no LC Issuer shall be under any obligation to issue any Letter of Credit if at the time of such issuance:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such LC Issuer from issuing such Letter of Credit or any requirement of law applicable to such LC Issuer or any Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such LC Issuer or any Lender shall prohibit, or request that such LC Issuer or any Lenders refrain from, the issuance of letters of credit generally or the applicable type of letter of credit or shall impose upon such LC Issuer or any Lender with respect to the applicable type of letter of credit any restriction or reserve, capital or liquidity requirement (for which such LC Issuer or such

Lender is not otherwise compensated) not in effect on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such LC Issuer, as of the Effective Date;

(ii)           the conditions precedent set forth in Section 4.02 are not satisfied at that time; or

(iii)          such LC Issuer shall have received notice from any Account Party or the Required Lenders prior to the issuance of such Letter of Credit of the type described in clause (v) of Section 2.03(b).

(b)           Notwithstanding anything to the contrary set forth in this Article II,

(i)            no Letter of Credit shall be issued at any time when the Letter of Credit Outstandings exceed (or would after giving effect to such issuance exceed) the Total Commitment at such time;

(ii)           no Letter of Credit shall be issued for the account of any Account Party at any time when the Letter of Credit Outstandings attributable to such Account Party exceed (or would after giving effect to such issuance exceed) the Borrowing Base of such Account Party at such time;

(iii)          no Fronted Letter of Credit shall be issued by a Fronting Lender at any time if the Letter of Credit Outstandings in respect of all Fronted Letters of Credit issued by such Fronting Lender exceed (or would after giving effect to such issuance exceed) the maximum aggregate Stated Amount of all Fronted Letters of Credit that such Fronting Lender has agreed to issue in a separate agreement with the Company, if any;

(iv)          each Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit’s date of issuance, provided that, subject to Section 2.07, each such Letter of Credit may by its terms automatically renew annually for additional one-year periods unless the respective LC Issuer notifies the beneficiary thereof, in accordance with the terms of such Letter of Credit, that such Letter of Credit will not be renewed;

(v)           no LC Issuer will issue any Letter of Credit after it has received written notice from any Account Party or the Required Lenders stating that a Default or an Event of Default exists until such time as the Issuing Agent shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Default or Event of Default by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02); and

(vi)          the Issuing Agent shall not issue any Several Letter of Credit in respect of which there is a Limited Fronting Lender if the applicable Participating Issuer is a Defaulting Lender unless such Limited Fronting Lender has entered into arrangements satisfactory to it with the Company and/or such Defaulting Lender to eliminate such Limited Fronting Lender’s risk with respect to such Defaulting Lender in respect of each Several Letter of Credit hereunder in respect of which such Limited Fronting Lender acts as issuer for such Defaulting Lender’s Applicable Percentage of such Several Letter of Credit.

(c)           Subject to and on the terms and conditions set forth herein, each LC Issuer is hereby authorized by each Account Party and the Lenders to arrange for the issuance of any Letter of

Credit pursuant to Section 2.01(a) or 2.02(a) and the amendment of any Letter of Credit pursuant to Section 2.08 and/or 10.02 by:

(i)            completing the commencement date and the expiry date of such Letter of Credit;

(ii)           (in the case of an amendment increasing or reducing the amount thereof) amending such Letter of Credit in such manner as such LC Issuer and the respective beneficiary may agree;

(iii)          in the case of Several Letters of Credit, completing such Letter of Credit with the participation of each Lender as allocated pursuant to the terms hereof (including the provisions hereof in respect of Limited Fronting Lenders); and

(iv)          in the case of Several Letters of Credit, executing such Letter of Credit on behalf of each Lender and following such execution delivering such Letter of Credit to the beneficiary of such Letter of Credit.

SECTION 2.04.    Letter of Credit Requests.  (a) Whenever an Account Party desires that a Letter of Credit be issued for its account, such Account Party shall give the Administrative Agent and the respective LC Issuer written or electronic notice (including by way of facsimile, e-mail or other electronic transmission) thereof prior to 12:00 Noon (New York time) at least (x) three Business Days in respect of Fronted Letters of Credit and (y) five Business Days in respect of Several Letters of Credit, in each case, prior to the proposed date of issuance (which shall be a Business Day), which notice shall be in the form of Exhibit G or such other form reasonably acceptable to the Administrative Agent (each, a “Letter of Credit Request”). Each Letter of Credit Request shall include any other documents as the respective LC Issuer customarily and generally requires in connection therewith.

(b)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the respective Account Party and the Company that such Letter of Credit may be issued in accordance with, and it will not violate the requirements applicable to such Account Party and/or such Letter of Credit of, Section 2.01 or 2.02, as the case may be, and Section 2.03.

(c)           Upon its issuance of, or amendment to, any Letter of Credit, the respective LC Issuer shall promptly notify the respective Account Party and each Lender of such issuance or amendment, which notice shall include a summary description of the Letter of Credit actually issued and any amendments thereto.

(d)           The Stated Amount of each Letter of Credit upon issuance shall be not less than $25,000.

SECTION 2.05.    Agreement to Repay Letter of Credit Drawings.  (a) (i) Each Account Party severally agrees to reimburse (x) each Lender, by making payment to the Administrative Agent in immediately available funds, for any payment or disbursement made by such Lender under any Several Letter of Credit issued for its account (each such amount so paid or disbursed until reimbursed, a “Several Unpaid Drawing”) and (y) the respective Fronting Lender directly for any payment or disbursement made by such Fronting Lender under any Fronted Letter of Credit issued for its account (each such amount so paid or disbursed until reimbursed, a “Fronted Unpaid Drawing”), and (ii) furthermore, the Company jointly and severally agrees to reimburse all Several Unpaid Drawings and Fronted Unpaid Drawings in respect of all Letters of Credit issued hereunder for the account of or at the request of the Company or any Designated Subsidiary Account Party, in each case, with interest on the amount so paid or disbursed by such Lender, to the extent not reimbursed prior to 1:00 p.m. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Lender is reimbursed therefor at a rate per annum which shall be the Alternate Base Rate as in effect from time to time (plus an additional 2% per annum, payable on demand, if not reimbursed by the third Business Day after the date on which the respective Account Party (or the Company) receives notice from the respective LC Issuer of such payment or disbursement).

(b)           Each Account Party’s obligation under this Section 2.05 to reimburse each Lender with respect to Unpaid Drawings of such Account Party (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Account Party may have or have had against such Lender, or any LC Issuer, including any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no Account Party shall be obligated to reimburse any Lender for any wrongful payment made by such Lender under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Lender (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)           In determining whether to pay under any Letter of Credit, no LC Issuer shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by any LC Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of such LC Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment), shall not create for such LC Issuer any resulting liability to any Account Party or any of its Affiliates or any Lender.

(d)           Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Designated Subsidiary Account Party, the Company shall be obligated to reimburse each Lender or the relevant Fronting Lender, as applicable, hereunder for any Several Unpaid Drawing and any Fronted Unpaid Drawing in respect of all Letters of Credit issued hereunder for the account of or at the request of the Company or any Designated Subsidiary Account Party, in each case, with interest on the amount so paid or disbursed by such Lender and/or such Fronting Lender as described in Section 2.05(a) above.  The Company hereby acknowledges that the issuance of Letters of Credit for the account of any Designated Subsidiary Account Party inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Designated Subsidiary Account Parties.

SECTION 2.06.    Increased Costs.  If a Change in Law shall (i) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against letters of credit issued by or participated in, assets of, deposits with or for the account of, such Lender, (ii) impose on such Lender any other conditions directly or indirectly affecting this Agreement or any Letter of Credit or (iii) subject the Administrative Agent, any LC Issuer or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (C) Connection Income Taxes, and (D) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing is to (A) increase the cost to the Administrative Agent, such LC Issuer or such Lender of issuing, maintaining or participating in any Letter of Credit, (B) reduce the amount of any sum received or receivable by the Administrative Agent, such LC Issuer or such Lender hereunder or (C) reduce the rate of return on its capital with respect to Letters of Credit to a level below that which the Administrative Agent, such LC Issuer or such Lender would have achieved but for such Change in Law (and taking into consideration the Administrative Agent’s, such LC Issuer’s or such

Lender’s policies with respect to capital adequacy and liquidity (or those of its holding company), as generally applied), then, upon written demand to the applicable Account Party by the Administrative Agent, such LC Issuer or such Lender (with a copy to the Administrative Agent), such Account Party shall pay to the Administrative Agent (on behalf of such LC Issuer or such Lender), such LC Issuer or such Lender such additional amount or amounts as will compensate the Administrative Agent, such LC Issuer or such Lender for such increased cost or reduction.  A certificate submitted to the applicable Account Party by such Lender (with a copy to the Administrative Agent), setting forth (i) the basis, in reasonable detail, for the determination of such additional amount or amounts necessary to compensate such Lender as aforesaid and (ii) the basis, in reasonable detail, for the computation of such amount or amounts, which shall be consistently applied shall be final and conclusive and binding on the applicable Account Party absent manifest error, although the failure to deliver any such certificate shall not release or diminish such Account Party’s obligations to pay additional amounts pursuant to this Section 2.06 upon subsequent receipt of such certificate.  Notwithstanding the foregoing, no Account Party shall be required to compensate any Lender pursuant to this Section 2.06 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies such Account Party of the applicable Change in Law; provided that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.07.    Letter of Credit Expiration and Extensions.  Each Lender acknowledges that to the extent provided under the terms of any Letter of Credit, the expiration date of such Letter of Credit will be automatically extended for additional one-year periods, without written amendment, unless (a) such extension would cause such Letter of Credit to remain outstanding on or after the one-year anniversary of the Commitment Expiration Date or (b) at least 30 days (or such other period required under or by any Legal Requirement or Applicable Insurance Regulatory Authority) prior to the expiration date of such Letter of Credit, notice is given by the respective LC Issuer in accordance with the terms of the respective Letter of Credit (a “Notice of Non-Extension”) that the expiration date of such Letter of Credit will not be extended beyond its current expiration date.  The respective LC Issuer will give Notices of Non-Extension as to any or all outstanding Letters of Credit if requested to do so by the Required Lenders pursuant to Article VII.  The respective LC Issuer will give Notices of Non-Extension as to all outstanding Letters of Credit (i) if the Commitment Expiration Date has occurred and (ii) on the date necessary to prevent the extension described in the foregoing clause (b).  The respective LC Issuer will send a copy of each Notice of Non-Extension to the respective Account Party concurrently with delivery thereof to the respective beneficiary, unless prohibited by law from doing so.

SECTION 2.08.    Changes to Stated Amount.  At any time when any Letter of Credit is outstanding, at the request of the respective Account Party, the Issuing Agent will enter into an amendment increasing or reducing the Stated Amount of such Letter of Credit, provided that (i) in no event shall the Stated Amount of such Letter of Credit be increased (x) to an amount which would cause the Letter of Credit Outstandings to exceed the Total Commitment at such time, (y) to an amount which would cause the Letter of Credit Outstandings attributable to such Account Party to exceed the Borrowing Base of such Account Party at such time or (z) with respect to a Fronted Letter of Credit, without the prior written consent of the LC Issuer in respect of such Letter of Credit to an amount which would cause the Letter of Credit Outstandings in respect of all Fronted Letters of Credit issued by the applicable Fronting Lender to exceed the maximum aggregate Stated Amount of all Fronted Letters of Credit that such Fronting Lender has agreed to issue in a separate agreement with the Company, (ii) the Stated Amount of a Letter of Credit may not be increased at any time if the conditions precedent set forth in Section 4.02 are not satisfied at such time, and (iii) the Stated Amount of a Letter of Credit may not be increased at any time after the Commitment Expiration Date.

SECTION 2.09.    Termination and Reduction of Commitments.  (a) Unless previously terminated, the Total Commitment (and the Commitment of each Lender) shall terminate on the Commitment Expiration Date.

(b)           The Company may, without premium or penalty, at any time terminate, or from time to time reduce, the Total Commitment; provided that (i) each reduction of the Total Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Total Commitment if, after giving effect to such termination or reduction, the Letter of Credit Outstandings would exceed the Total Commitment. Each such reduction shall be applied to the Commitments of the Lenders on a pro rata basis based on the amount of such Lenders’ respective Commitments.

(c)           The Company shall notify the Administrative Agent of any election to terminate or reduce the Total Commitment under paragraph (b) of this Section 2.09 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities or other alternative financing, in which case such notice may be revoked without penalty prior to the specified time if such condition is not satisfied. Any termination or reduction of the Total Commitment (or the Commitments of any Lender) shall be permanent. Each reduction of the Total Commitment shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10.    Prepayment; Additional Borrowing Base Requirements.  (a) If (i) as of the Commitment Expiration Date, any Letter of Credit may for any reason remain outstanding, (ii) at any time, the aggregate amount of all Letter of Credit Outstandings exceeds the Total Commitment as then in effect, (iii) any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Company and the other Account Parties to pay to the Collateral Account additional amounts of cash and Cash Equivalents, to be held as security for each Account Party’s reimbursement obligations in respect of Letters of Credit then outstanding or (iv) an Event of Default set forth under Section 7.05 occurs and is continuing, then the Company shall, or shall cause one or more other Account Parties to, pay or deliver to the Administrative Agent on such date an amount of cash or Cash Equivalents to be deposited in the Collateral Account applicable to each Account Party and to be held as additional security for the obligations of each of the Account Parties hereunder such that the amount of cash and Cash Equivalents in the Collateral Account applicable to each Account Party would equal the aggregate amount of all Letter of Credit Outstandings and other obligations attributable to such Account Party hereunder.  If at any time the Administrative Agent determines that any funds held in the Collateral Account pursuant to this Section 2.10(a) are subject to any right or claim of any Person other than the Agents (on behalf of the Lenders) or that the total amount of such funds is less than the aggregate amount of all Letter of Credit Outstandings and other obligations of the Account Parties hereunder, the Company shall, or shall cause one or more Account Parties to, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Collateral Account as aforesaid, an amount equal to the excess of (a) the aggregate amount of all Letter of Credit Outstandings and other obligations of the Account Parties hereunder over (b) the total amount of cash and Cash Equivalents deposited in the Collateral Account that the Administrative Agent reasonably determines to be free and clear of any such right and claim.  With respect to any payment to the Collateral Account required by clause (iii) of the first sentence of this Section 2.10(a), such payment shall (to the extent not applied to the applicable reimbursement obligations) be returned to the Company within three Business Days after the applicable Event of Default shall have been cured or waived.

(b)           If on any date the Letter of Credit Outstandings attributable to any Account Party exceed the Borrowing Base of such Account Party at such time, such Account Party agrees to (i) in the case of the Company, within two Business Days of the date on which the Company receives notice from the Administrative Agent that the Letter of Credit Outstandings attributable to the Company exceed the Company’s Borrowing Base, pay or deliver to the Collateral Agent an amount of cash or Eligible Securities (valued for this purpose based on the respective Advance Rate applicable thereto) in an aggregate amount equal to such excess, with any such cash or Eligible Securities to be held as additional security for all obligations of the Company hereunder in the Collateral Account applicable to the Company and (ii) in the case of any other Account Party, within two Business Days of the date on which the Company or such Account Party receives notice from the Administrative Agent that the Letter of Credit Outstandings attributable to such Account Party exceed such Account Party’s Borrowing Base, pay or deliver to the Collateral Agent an amount of cash or Eligible Securities (valued for this purpose based on the respective Advance Rate applicable thereto) in an aggregate amount equal to such excess, with any such cash or Eligible Securities to be held as additional security for all obligations of such Account Party hereunder in the Collateral Account applicable to such Account Party, which amounts shall be returned within three Business Days after such excess is cured.

SECTION 2.11.    Fees.  (a) Each Account Party jointly and severally agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily amount of the unutilized Commitment of such Lender during the period from and including the Effective Date to but excluding the Commitment Expiration Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Commitment Expiration Date, commencing on the first such date to occur after the date hereof.  All Commitment Fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           (i) The Company agrees to pay to each Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the applicable Agent (ii) The Company agrees to pay to each Limited Fronting Lender a fee in the amounts and at the times separately agreed upon between the Company and such Limited Fronting Lender pursuant to the terms and conditions of the applicable Limited Fronting Lender Agreement.

(c)           Each Account Party severally agrees to pay to the Administrative Agent for pro rata distribution to each Lender (based on their respective Applicable Percentages), a fee in respect of each Letter of Credit issued for the account of such Account Party (the “Letter of Credit Fee”) computed at a rate per annum equal to the Applicable Letter of Credit Fee Rate on the daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable in arrears on the last day of March, June, September and December of each year and upon the first day after the termination of the Total Commitment upon which no Letters of Credit remain outstanding.  All Letter of Credit Fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)           Each Account Party severally agrees to pay to each Fronting Lender, for its own account, a fronting fee in respect of, and fees with respect to the issuance, amendment, renewal or extension of, or processing of drawings under, each Fronted Letter of Credit issued by such Fronting Lender for the account of such Account Party, in each case in amounts and on dates as shall have separately been agreed to by the Company and such Fronting Lender.  Each Account Party severally agrees to pay to the Issuing Agent fees with respect to the issuance, amendment, renewal or extension of, and processing of drawings under, each Several Letter of Credit issued for the account of such Account

Party, in each case in amounts and on dates as shall have separately been agreed to by the Company and the Issuing Agent.

(e)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Persons entitled thereto as set forth above.  Fees paid shall not be refundable under any circumstances.  If any fee or other amount payable by any Account Party hereunder is not paid when due, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Alternate Base Rate plus 2% per annum.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)            Notwithstanding anything to the contrary in this Section 2.11, for so long as a Lender is a Defaulting Lender, no fees hereunder shall accrue or be payable to such Lender until such Lender ceases to be a Defaulting Lender.

SECTION 2.12.    Taxes.  (a) Any and all payments by or on account of any obligation of any Account Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if such Account Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Issuing Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Account Party shall make such deductions and (iii) such Account Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, each Account Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Each Account Party severally (and not jointly) agrees to indemnify the Administrative Agent, the Issuing Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes that such Account Party failed to deduct or withhold and that were paid by the Administrative Agent, the Issuing Agent or such Lender on or with respect to any payment by or on account of any obligation of such Account Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability (with reasonable detail) delivered to any Account Party by a Lender or by the Administrative Agent or the Issuing Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by any Account Party to a Governmental Authority, such Account Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Each Lender shall, to the extent it may lawfully do so, deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent (if any), or will comply with such other requirements, if any, as is currently applicable, as will permit payments under this Agreement to be made without withholding or at a reduced rate.  In addition, each Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)            If a Lender or the Administrative Agent shall determine, in its sole discretion exercised in good faith, that it is entitled to claim or receive a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes paid by any Account Party pursuant to this Section 2.12, such Lender or the Administrative Agent, as applicable, shall promptly notify such Account Party of the availability of such refund claim and, if the Lender or the Administrative Agent, as applicable, determines, in its sole discretion exercised in good faith, that making a claim for refund will not have an adverse effect on its Taxes or business operations, shall, within 60 days after receipt of a request by such Account Party and at the Company’s expense, make a claim to such Governmental Authority for such refund.  If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Account Party or with respect to which such Account Party has paid additional amounts pursuant to this Section 2.12, it shall pay over such refund to such Account Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Account Party under this Section 2.12 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Account Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Account Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such Account Party or any other Person.

(g)           Any Lender that is not a Lender as of the Effective Date shall not be entitled to any greater payment under this Section 2.12 than such Lender’s assignor could have been entitled to absent such assignment except to the extent that the entitlement to a greater payment resulted from a Change in Law.

(h)           Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Account Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Account Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement or any of the other Credit Documents, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any of the other Credit Documents or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.12(h).

(i)            If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.12(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 2.13.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) Each Account Party shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.06 or 2.12 or otherwise, except as expressly set forth in Section 2.05) prior to 12:00 noon (or, in the case of any prepayment or repayment in full of all outstanding Letters of Credit, 2:00 p.m.), New York City time, on the date when due, in immediately available funds, without set-off or counterclaim in Dollars. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 1111 Fannin, 8th floor, Houston, Texas 77002, except that payments pursuant to Sections 2.06, 2.12 and 10.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Unpaid Drawings or any fees payable pursuant to Section 2.11 resulting in such Lender receiving payment of a greater proportion of the aggregate amount of such obligations then due and owed to such Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in such obligations of the respective Account Party or the Company, as the case may be, owed to such Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Account Party pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Commitment to any assignee or participant, other than to any Account Party or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Account Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Account Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Account Party in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the relevant Account Party prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Account Party will not make such payment, the Administrative Agent may assume that such Account Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the relevant Account Party has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid.

SECTION 2.14.    Mitigation Obligations; Replacement of Lenders.  (a) If any Lender, LC Issuer or the Administrative Agent requests compensation under Section 2.06, or if each Account Party is required to pay any additional amount to any Lender, LC Issuer or the Administrative Agent or any Governmental Authority for the account of any Lender, LC Issuer or the Administrative Agent pursuant to Section 2.06 or Section 2.12, then such Lender, LC Issuer or the Administrative Agent shall use reasonable efforts to designate a different lending office for issuing or funding its Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, LC Issuer or the Administrative Agent, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.06 or 2.12, as the case may be, in the future and (ii) would not subject such Lender, LC Issuer or the Administrative Agent to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, LC Issuer or the Administrative Agent.  Each Account Party hereby jointly and severally agrees to pay all reasonable costs and expenses incurred by any Lender, LC Issuer or the Administrative Agent in connection with any such designation or assignment.

(b)           If any Lender shall become a Defaulting Lender or requests compensation under Section 2.06, or if any Account Party is required to pay any additional amount to any Lender or LC Issuer or any Governmental Authority for the account of any Lender or LC Issuer pursuant to Section 2.06 or Section 2.12, then, in each case, the Company, at its sole expense and effort, shall have the right, if no Default or Event of Default then exists, to replace such Lender or LC Issuer (the “Replaced Lender”), with one or more Person or Persons (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent at which time the Replaced Lender shall assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to the Replacement Lender; provided that (i) at the time of any replacement pursuant to this Section 2.14, the Replacement Lender and the Replaced Lender shall enter into one or more Assignment and Assumptions pursuant to Section 10.04(b) (and with all fees payable pursuant to said Section 10.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (B) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 2.11; (ii) all obligations of each Account Party under the Credit Documents owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid), shall be paid in full to such Replaced Lender concurrently with such replacement; (iii) no assignment pursuant to this Section 2.14 shall be effective until all of the then outstanding Several Letters of Credit are returned by each respective beneficiary to the Issuing Agent for cancellation in exchange for new or amended Several Letters of Credit which give effect to such assignment (it being understood that to the extent the respective beneficiaries do not consent to such assignment, such assignment cannot occur); (iv) the Company shall have received the prior written consent of the Administrative Agent and each Fronting Lender, which consents shall not be unreasonably withheld or delayed; (v) such assignment will result in a reduction in such compensation or payments; and (vi) no Lender shall be required to become a Replaced Lender if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.  Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above and the return, and cancellation and exchange of each then outstanding Several Letter of Credit as provided above, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions applicable to the Replaced Lender under this Agreement, which shall survive as to such Replaced Lender.  For the avoidance of doubt, no Replaced Lender shall be required to execute, sign or deliver any document or assignment in order to be replaced in accordance with this Section 2.14.

SECTION 2.15.    Designated Subsidiary Account Parties.  The Company may from time to time designate one or more Persons as an additional Designated Subsidiary Account Party, subject to the following terms and conditions:

(a)           each such Person shall be a Wholly-Owned Subsidiary of the Company;

(b)           each such Designated Subsidiary Account Party shall enter into an appropriately completed DSAP Assumption Agreement on or prior to the date of designation hereof;

(c)           on or prior to the date of designation, the Administrative Agent shall have received from such Person a certificate, signed by an Authorized Officer of such Person in the form of Exhibit F or such other form reasonably acceptable to the Administrative Agent with appropriate insertions or deletions, together with (x) copies of its certificate of incorporation, by-laws or other organizational documents, (y) the resolutions of the board of directors (or similar governing body) of such Person relating to the Credit Documents which shall be reasonably satisfactory to the Administrative Agent and (z) any other “know your customer” information reasonably requested by a Lender;

(d)           on or prior to the date of designation, the Administrative Agent shall have received an opinion, addressed to the Administrative Agent and each of the Lenders and dated the date of designation, which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the respective Designated Subsidiary Account Party reasonably satisfactory to the Administrative Agent, covering certain of the matters set forth in the opinions of counsel delivered to the

Administrative Agent on the Effective Date pursuant to Section 4.01(b)(ii), as may be reasonably requested by the Administrative Agent, and such other matters incident to the transactions contemplated thereby as the Administrative Agent may reasonably request; and

(e)           in the case of any Designated Subsidiary Account Party which is a Regulated Insurance Company, the Administrative Agent and its counsel shall be reasonably satisfied with all applicable laws and/or regulations of each jurisdiction having legal or regulatory jurisdiction over such Designated Subsidiary Account Party as such laws and/or regulations relate to the enforceability, perfection or priority of the Liens created or purported to be created under the Security Documents as between the Secured Creditors and any Applicable Insurance Regulatory Agency or the policy holders with respect to such Regulated Insurance Company.

SECTION 2.16.    Additional Commitments.  (a) The Company shall have the right, at any time and from time to time, after the Effective Date and prior to the Commitment Expiration Date to request (so long as no Default or Event of Default is then in existence or would result therefrom) on one or more occasions that one or more existing Lenders (and/or one or more other Eligible Persons which will become Lenders as provided pursuant to clause (v) below) provide Additional Commitments; it being understood and agreed, however, that (i) no existing Lender shall be obligated to provide an Additional Commitment as a result of any request by the Company, (ii) any existing Lender may provide an Additional Commitment without the consent of any other Lender, (iii) (A) each provision of Additional Commitments on a given date pursuant to this Section 2.16 shall be in a minimum aggregate amount (for all Additional Commitment Lenders (including, in the circumstances contemplated by clause (v) below, Eligible Persons who will become Additional Commitment Lenders) of at least $25,000,000 (or such lesser amount as is acceptable to the Administrative Agent) and (B) the aggregate Commitments for all Lenders hereunder shall not exceed $700,000,000, (iv) all up-front fees payable to any Additional Commitment Lender shall be as set forth in the relevant Additional Commitment Agreement, (v) the Company may request Additional Commitments from Eligible Persons which are reasonably acceptable to the Administrative Agent and each Fronting Lender, (vi) all Additional Commitments provided on a given date pursuant to this Section 2.16 shall have the same terms and conditions as all then existing Commitments (other than with respect to upfront fees) and shall be added to such existing Commitments in accordance with clause (b) of this Section 2.16 below and (vii) all actions taken by the Account Party pursuant to this Section 2.16 shall be done in coordination with the Administrative Agent.  No consent of any Lender (other than the Lenders providing the Additional Commitments) shall be required for any Additional Commitments made pursuant to this Section 2.16.

(b)           The effectiveness of Additional Commitments pursuant to this Section 2.16 shall be subject to the occurrence of the following: (i) the Company, each Designated Subsidiary Account Party, the Administrative Agent and each existing Lender or Eligible Person, as the case may be, which agrees to provide an Additional Commitment (each, an “Additional Commitment Lender”) shall have executed and delivered to the Administrative Agent an Additional Commitment Agreement substantially in the form of Exhibit E or such other form reasonably acceptable to the Administrative Agent, subject to such modifications in form and substance reasonably satisfactory to the Administrative Agent as may be necessary or appropriate (with the effectiveness of such Additional Commitment Lender’s Additional Commitment to occur upon delivery of such Additional Commitment Agreement to the Administrative Agent, the payment of any fees required in connection therewith and the satisfaction of the other conditions set forth in this Section 2.16 to the reasonable satisfaction of the Administrative Agent), (ii) all Several Letters of Credit outstanding at such time shall have been returned by each respective beneficiary thereunder to the respective Issuing Agent and shall either have been cancelled and/or exchanged for new or amended Several Letters of Credit which give effect to such Additional Commitments, and such Additional Commitment Lenders, (iii) if such Additional Commitment Lender is not a United States person (as such term is defined in Section 7701(a)(3) of the Code) for U.S. Federal income tax purposes or would otherwise constitute a Foreign Lender, such Additional Commitment Lender shall have provided to the Company the appropriate documentation described in Section 2.12(e), (iv) the Company and each Designated Subsidiary Account Party shall have delivered to the Administrative Agent resolutions authorizing the incurrence of the obligations to be incurred pursuant to each Additional Commitment, and (v) the Company and each Designated Subsidiary Account Party shall have delivered to the Administrative Agent an opinion, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Company and such Designated Subsidiary Account Party reasonably satisfactory to the Administrative Agent and dated such date, covering certain matters similar to those set forth in the opinions of counsel delivered to the Lenders on the Effective Date pursuant to Section 4.01(b) and such other matters as the Administrative Agent may reasonably request.  The Administrative Agent shall promptly notify each Lender as to the occurrence of each Additional Commitment Date, and (x) on each such date, the Total Commitment under, and for all purposes of, this Agreement and each other Credit Document shall be increased by the aggregate amount of such Additional Commitments and (y) on each such date, the Commitment Schedule shall be deemed modified to reflect the revised Commitments of each affected Lender.

SECTION 2.17.    Existing Secured Fronted Letters of Credit.  It is hereby agreed and acknowledged that (a) all letters of credit described on Schedule 2.17 (the “Existing Secured Fronted Letters of Credit”) which were issued under the Existing LC Facility and which remain outstanding on the Effective Date shall be deemed issued under this Agreement as a “Fronted Letter of Credit” on the Effective Date, (b) all references to the Existing LC Facility or any other Credit Document (as defined in the Existing LC Facility) contained in such Existing Secured Fronted Letters of Credit or the related documentation shall be deemed to be references to this Agreement or the applicable Credit Documents (as defined herein), as the case may be, and (c) the Existing LC Issuer shall be deemed to be an LC Issuer hereunder for all purposes to the extent relating to such Existing Secured Fronted Letters of Credit.  For the avoidance of doubt, on and after the Effective Date, all fees and rates payable or accruing on or in respect of outstanding Existing Secured Fronted Letters of Credit shall be at the rates set forth in this Agreement and not at the rates set forth in the Existing LC Facility.

SECTION 2.18.    Existing Secured Several Letters of Credit.  (a) It is hereby agreed and acknowledged that (i) all letters of credit described on Schedule 2.18 that are not Existing Secured Fronted Letters of Credit (the “Existing Secured Several Letters of Credit”) which were issued under the Existing LC Facility and which remain outstanding on the Effective Date shall be deemed issued under this Agreement as a “Several Letter of Credit” on the Effective Date, (ii) all references to the Existing LC Facility or any other Credit Document (as defined in the Existing LC Facility) contained in such Existing Secured Several Letters of Credit or the related documentation shall be deemed to be references to this Agreement or the applicable Credit Documents (as defined herein), as the case may be, and (iii) the Existing LC Issuer shall be deemed to be an LC Issuer hereunder for all purposes to the extent relating to such Existing Secured Several Letters of Credit.  As soon as possible following the Effective Date, each Existing Secured Several Letter of Credit shall be amended to replace each Existing Lender with each Lender party to this Agreement at the time of such amendment in accordance with each such Lender’s Applicable Percentage.  Until an Existing Secured Several Letter of Credit has been amended in accordance with this Section 2.18, each Existing Lender shall be deemed to have sold and transferred to each Lender, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Existing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Applicable Percentage, in such Existing Secured Several Letter of Credit, each substitute Existing Secured Several Letter of Credit, each drawing made thereunder, the obligations of the respective Account Party under this Agreement with respect thereto and any security therefore or guaranty pertaining thereto.  Upon any change in the Commitments or Applicable Percentages of the Lenders pursuant to this Agreement, it is hereby agreed that, with respect to all outstanding Existing Secured Several Letters of Credit and Unpaid Drawings with respect thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.18 to reflect the new Applicable Percentages from such change or changes, as the case may be.  For the avoidance of doubt, on and after the Effective Date, all fees and rates payable or accruing on or in respect of outstanding Existing Secured Several Letters of Credit shall be at the rates set forth in this Agreement and not at the rates set forth in the Existing LC Facility.

(b)           In determining whether to pay under any Existing Secured Several Letter of Credit, no Existing Lender shall have any obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Existing Secured Several Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Existing Secured Several Letter of Credit, which obligation, it is understood, is being performed by the Issuing Agent, and upon whom each Existing Lender shall be entitled to rely.  Any action taken or omitted to be taken by the Issuing Agent or any Existing Lender under or in connection with any Existing Secured Several Letter of Credit issued by it shall not create for the Issuing Agent or such Existing Lender any resulting liability to any Account Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of the Issuing Agent or such Existing Lender, as the case may be (as determined by a court of competent jurisdiction).

(c)           In the event that any Existing Lender makes any payment under any Existing Secured Several Letter of Credit issued by it and the respective Account Party shall not have reimbursed such amount in full as provided in Section 2.05, upon notification of such failure by such Existing Lender to the Administrative Agent, the Administrative Agent shall promptly notify each Lender of such failure, and each such Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Existing Lender, the amount of such Lender’s Applicable Percentage of such payment in Dollars and in immediately available funds.  If the Administrative Agent so notifies any Lender required to fund a payment under an Existing Secured Several Letter of Credit prior to 11:00 a.m. (New York time) on any Business Day, such Lender shall make available to the Administrative Agent at the its office referenced in Section 2.13(a) for the account of the respective Existing Lender such Lender’s Applicable Percentage of the amount of such payment on such Business Day in immediately available funds (and, to the extent such notice is given after 11:00 a.m. (New York time) on any Business Day, such Lender shall make such payment on the immediately following Business Day).  If and to the extent such Lender shall not have so made its Applicable Percentage of the amount of such payment available to the Administrative Agent for the account of the respective Existing Lender, such Lender agrees to pay to the Administrative Agent for the account of such Existing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Existing Lender at the overnight Federal Funds Effective Rate.  The failure of any Lender to make available to the Administrative Agent for the account of the respective Existing Lender its Applicable Percentage of any payment under any Existing Secured Several Letter of Credit issued by it shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Existing Lender its Applicable Percentage of any payment under any such Existing Secured Several Letter of Credit on the date required, as specified above, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of such Existing Lender such other Lender’s Applicable Percentage of any such payment.

(d)           Whenever the Administrative Agent receives a payment of a reimbursement obligation for the account of any Existing Lender, the Administrative Agent shall promptly pay to each Lender which has paid its Applicable Percentage thereof in immediately available funds, an amount equal to such Lender’s Applicable Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations.

(e)           The obligations of the Lenders to make payments to the Administrative Agent for the account of the respective Existing Lender with respect to Existing Secured Several Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, set-off, defense or other right which the Company or any of its Subsidiaries may have at any time against a beneficiary named in an Existing Secured Several Letter of Credit, any transferee of any Existing Secured Several Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Existing Lender, or other Person, whether in connection with this Agreement, any Existing Secured Several Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Company or any of its Subsidiaries and the beneficiary named in any such Existing Secured Several Letter of Credit);

(iii)          any draft, certificate or other document presented under the Existing Secured Several Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)           the occurrence of any Default or Event of Default.

(f)            For the avoidance of doubt, this Section 2.18 is intended to provide a mechanic whereby the Existing Secured Several Letters of Credit are replaced with Several Letters of Credit under this Agreement and, other than the payment of standard amendment fees and commissions to the Issuing Agent, not to create any additional liability or obligation on any Account Party above the liabilities and obligations that would have existed had such replacement been accomplished in a manner set forth in Section 2.17.

ARTICLE III

Representations and Warranties

Each of the Company and each Designated Subsidiary Account Party, in each case, on behalf of itself and its respective Subsidiaries represents and warrants to the Lenders that:

SECTION 3.01.    Corporate Status.  Each of the Company and each of its Significant Subsidiaries (i) is a duly organized and validly existing corporation or business trust or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has been duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except, in the case of this clause (ii), where the failure to be so qualified, authorized or in good standing, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 3.02.    Corporate Power and Authority.  Each Account Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of such Credit Documents. Each Account Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Account Party enforceable against such Account Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

SECTION 3.03.    No Contravention of Agreements or Organizational Documents.  Neither the execution, delivery and performance by any Account Party of this Agreement or the other Credit Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Liens in favor the Administrative Agent and the Lenders pursuant to the Security Documents) upon any of the property or assets of the Company or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation, by-laws or other organizational documents of the Company or any of its Subsidiaries.

SECTION 3.04.    Litigation and Environmental Matters.  There are no actions, suits or proceedings pending or, to the best knowledge of the Company or any of its Significant Subsidiaries, threatened involving the Company or any of its Subsidiaries (including with respect to this Agreement or any other Credit Document) that, either individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.  Except for any matters that, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.05.    Use of Letters of Credit.  All Letters of Credit shall only be utilized to support Letter of Credit Supportable Obligations.

SECTION 3.06.    Approvals.  Any (a) order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, which is required to authorize or is required or (b) third party approval, permit or license required to be obtained, in each case in connection with (i) the Transaction or (ii) the legality, validity, binding effect or enforceability of any Credit Document, has been obtained and is in full force and effect.

SECTION 3.07.    Investment Company Act.  No Account Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.08.    True and Complete Disclosure; Projections and Assumptions.  All factual information (taken as a whole) heretofore or contemporaneously furnished by the Company or any of its Subsidiaries to the Administrative Agent or any Lender (including all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other factual information (taken as a whole with all other such information theretofore or contemporaneously furnished) hereafter furnished by any such Persons to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole with all other such information theretofore or contemporaneously furnished) not materially misleading at such time in light of the circumstances under which such information was provided; provided that with respect to projections, the Company or the applicable Designated Subsidiary Account Party represents only that the projections contained in such materials are based on good faith estimates and assumptions believed by the Company to be reasonable and attainable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Company’s control and that actual results during the period or periods covered by any such projections may materially differ from the projected results.

SECTION 3.09.    Financial Condition.  (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows as of and for the fiscal year ended December 31, 2011 reported on by PricewaterhouseCoopers, independent public accountants.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)  Since December 31, 2011, nothing has occurred, either individually or in the aggregate, which has resulted in, or would reasonably be expected to result in, any material adverse condition or any material adverse change in or affecting (i) the business, operations, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) the rights and remedies of the Lenders or the ability of the Company and each other Account Party, taken as a whole, to perform their respective obligations to the Lenders under this Agreement or any other Credit Document.

SECTION 3.10.    Tax Returns and Payments.  Except where the failure to do so would not reasonably be expected, individually or in aggregate, to have a Material Adverse Effect, the Company and its Subsidiaries (i) have timely filed or caused to be timely filed with the appropriate taxing authority (taking into account any applicable extension within which to file) all material income and other material tax returns (including any statements, forms and reports), domestic and foreign, required to be filed by the Company and its Subsidiaries, and (ii) have timely paid, collected or remitted or caused to have timely paid, collected or remitted all material taxes payable by them which have become due and assessments which have become due, except for those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP.  To the best knowledge of the Company and its Subsidiaries, there is no action, suit, proceeding, investigation, audit or claim now pending or proposed or threatened by any taxing authority regarding any income taxes or any other taxes relating to the Company or any of its Subsidiaries, which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.  To the best knowledge of the Company and its Subsidiaries, no tax Liens have been filed and no claims are pending or proposed or threatened with respect to any taxes, fees or other charges for any taxable period, except for Liens permitted under Section 6.03 and claims which, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 3.11.    Compliance with ERISA.  (a) Except as, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company and its Subsidiaries and their ERISA Affiliates (i) have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance with the applicable provisions of ERISA and the Code, and (ii) have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

(b)           Except as, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, (iii) neither the Company nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan that is required to be funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

SECTION 3.12.    Subsidiaries.  (a) Set forth on Schedule 3.12 is a complete and correct list of all of the Subsidiaries of the Company as of the Effective Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding direct ownership interests in such Subsidiary, (iii) the percentage ownership of such Subsidiary represented by such ownership interests and (iv) specifying if such Subsidiary is a Significant Subsidiary.  Except as disclosed on Schedule 3.12, as of the Effective Date, each of the Company and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it on Schedule 3.12.

(b)           As of the Effective Date, there are no restrictions on the Company or any of its Significant Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary of the Company to the Company, other than (i) prohibitions or restrictions existing under or by reason of this Agreement or the other Credit Documents, (ii) prohibitions or restrictions existing under or by reason of Legal Requirements, (iii) prohibitions and restrictions permitted by Section 6.12 and (iv) other prohibitions or restrictions which, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 3.13.    Capitalization.  As of the Effective Date, the authorized capital stock of the Company consists of 571,428,571.4 shares, par value $0.175 per share.  As of the Effective Date, none of the Company’s Significant Subsidiaries has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock except for options, warrants and grants outstanding in the aggregate amounts set forth on Schedule 3.13.

SECTION 3.14.    Indebtedness.  The Company and its Significant Subsidiaries do not have any Indebtedness for borrowed money on the Effective Date other than the Indebtedness listed on Schedule 3.14 or set forth on the balance sheet referred to in Section 3.09(a).

SECTION 3.15.    Compliance with Statutes and Agreements.  (a) The Company and each of its Significant Subsidiaries is in compliance with all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, and has filed or otherwise provided all material reports, data, registrations, filings, applications and other information required to be filed with or otherwise provided to, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws), except where (i) the failure to comply or file or otherwise provide, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect or (ii) such statutes, regulations, rules and orders are being contested in good faith by appropriate proceedings diligently conducted.  All required regulatory approvals are in full force and effect on the date hereof, except where the failure of such approvals to be in full force and effect, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)           The Company and each of its Significant Subsidiaries is in compliance with all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 3.16.    Insurance Licenses.  There is (i) no Insurance License that is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (ii) no sustainable basis for such a suspension, revocation or limitation, and (iii) no such suspension, revocation or limitation threatened by any Applicable Insurance Regulatory Authority, that, in each instance under (i), (ii) and (iii) above and either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.17.    Insurance Business.  All insurance policies issued by any Significant Insurance Subsidiary are, to the extent required under applicable law, on forms approved by the insurance regulatory authorities of the jurisdiction where issued or have been filed with and not objected to by such authorities within the period provided for objection, except for those forms with respect to which a failure to obtain such approval or make such a filing without it being objected to, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 3.18.    Security Documents.  The Security Documents create, as security for the obligations hereunder of the Company and each Designated Subsidiary Account Party, valid and enforceable security interests in and Liens on all of the Collateral, superior to and prior to the rights of all third persons and subject to no other Liens (other than Liens permitted under Section 6.03(n) hereunder).  No filings or recordings are required in order to ensure the enforceability, perfection or priority of the security interests created under the Security Documents, except for filings or recordings which shall have been previously made or are being made on the date hereof.

SECTION 3.19.    Properties; Liens; and Insurance.  (a) The Company and its Significant Subsidiaries have good title to, or valid leasehold interests in, all real and personal property material to the businesses of the Company and its Significant Subsidiaries, taken as a whole.  There exists no Lien (including any Lien arising out of any attachment, judgment or execution) of any kind, on, in or with respect to any of the property of the Company or any of its Significant Subsidiaries, in each case except as expressly permitted by Section 6.03.

(b)           The Company and its Significant Subsidiaries own, or are licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to the businesses of the Company and its Significant Subsidiaries, taken as a whole, and the use thereof by the Company or such Significant Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c)           As of the Effective Date, all premiums in respect of each material insurance policy maintained by the Company and its Significant Subsidiaries have been paid.  The Company and each Designated Subsidiary Account Party believes that the insurance maintained by or on behalf of the Company and its Significant Subsidiaries is in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar businesses.

SECTION 3.20.    Solvency.  On the Effective Date and upon the occurrence of each Credit Event, both before and after giving effect thereto, (i) each Account Party, taken individually, (ii) the Company and its Subsidiaries, taken as a whole and (iii) each Account Party and its respective subsidiaries, taken as a whole, are, in each case, Solvent.

SECTION 3.21.    Certain Insurance Regulations, Orders, Consents, Etc.  Without limiting the generality of Sections 3.03, 3.06, 3.15 or any other provision contained in this Agreement, immediately after giving effect to the pledging of any asset under any Security Document, each Credit Event (and the satisfaction of all Borrowing Base requirements in connection therewith) and each Collateral Transfer (as defined in the Security Agreement), each Account Party will be in compliance in all material respects with the applicable provisions of any insurance law, statute, rule, regulation or order of any governmental agency, public body or authority, or any subdivision thereof, regulating the activities of such Account Party with respect to any limitations on Liens granted on any Collateral (as defined in the Security Agreement) by such Account Party to the Collateral Agent (or purported to be granted pursuant to any Security Document).

ARTICLE IV

Conditions

SECTION 4.01.    Effective Date.  The obligations of each LC Issuer to issue Letters of Credit shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)           On or prior to the Effective Date, each of the Company, each Designated Subsidiary Account Party listed on Schedule 2.15, the Administrative Agent and each of the Lenders shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent in accordance with Section 10.01(a) or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile transmission notice (actually received) in accordance with Section 10.01(a) that the same has been signed and mailed to the Administrative Agent.

(b)           On the Effective Date, the Administrative Agent shall have received (i) an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Effective Date, from Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Account Parties and (ii) an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Effective Date, from Appleby, special Bermuda counsel to the Account Parties.

(c)           (i) On the Effective Date, the Administrative Agent shall have received, from each Account Party, a certificate, dated the Effective Date, signed by an Authorized Officer of such Account Party, and attested to by the Secretary or any Assistant Secretary of such Account Party, in the form of Exhibit F hereto with appropriate insertions and deletions, together with (x) copies of its certificate of incorporation, by-laws or other organizational documents and (y) the resolutions of the board of directors of such Account Party relating to the Credit Documents which shall be satisfactory to the Administrative Agent; (ii) On or prior to the Effective Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including certificates of existence or good standing certificates, as applicable, and any other records of corporate proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

(d)           Since December 31, 2011, nothing shall have occurred or become known to the Administrative Agent or the Required Lenders which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(e)           On the Effective Date, no actions, suits or proceedings by any entity (private or governmental) shall be pending against the Company or any of its Significant Subsidiaries (i) with respect to this Agreement, any other Credit Document or the Transaction or (ii) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(f)            On the Effective Date, all governmental and third party approvals, permits and licenses required to be obtained in connection with the Transaction on or prior to the Effective Date shall have been obtained and remain in full force and effect.

(g)           On the Effective Date, the Company and its Significant Subsidiaries shall have no outstanding preferred stock or Hybrid Capital or Indebtedness for borrowed money except preferred stock or Hybrid Capital or Indebtedness set forth on Schedule 3.14 or set forth on the balance sheet referred to in Section 3.09(a).

(h)           On the Effective Date, there shall exist no Default or Event of Default, and all representations and warranties made by each Account Party contained herein or in any other Credit Document to which it is a party shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(i)            On the Effective Date, each Significant Insurance Subsidiary (other than Talbot Insurance (Bermuda), Ltd., an unrated Subsidiary that exclusively writes related party business within the group comprising the Company and its Subsidiaries) shall have an A.M. Best financial strength rating of at least “A-”.

(j)            On the Effective Date, the Company shall have paid the Administrative Agent and the Lenders all fees, reasonable out-of-pocket expenses (including legal fees and expenses of the Administrative Agent) and other compensation, in each case, to the extent invoiced and due and payable on or prior to the Effective Date.

(k)                                 On or prior to the Effective Date, the Administrative Agent shall have received (i) duly authorized and executed counterparts to the Security Agreement and the Security Agreement shall be in full force and effect and (ii) duly authorized and executed counterparts to the Account Control Agreement and the Account Control Agreement shall be in full force and effect.

(l)                                     On or prior to the Effective Date, the Administrative Agent shall have received all documents and instruments, including UCC financing statements where applicable, required by law in each applicable jurisdiction or reasonably requested by the Administrative Agent to be filed, registered or recorded to create and perfect the Liens intended to be created under the Security Agreement.

(m)                             On or prior to the Effective Date, the Administrative Agent shall have received results of a recent search of the UCC (or equivalent) filings made with respect to each Account Party in the jurisdictions contemplated in clause (l) above (including Washington, D.C., and Bermuda) and in such other jurisdictions in which Collateral is located on the Effective Date which may be reasonably requested by the Administrative Agent, and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by the Security Agreement or have been released.

(n)                                 On the Effective Date, the Administrative Agent shall have received a letter from the Service of Process Agent, presently located at 111 Eighth Avenue, New York, New York, 10011, indicating its consent to its appointment by the Company and each Designated Subsidiary Account Party as their agent to receive service of process as specified in this Agreement is in full force and effect and applies to this Agreement in all respects.

(o)                                 On or prior to the Effective Date, the Administrative Agent shall have received evidence satisfactory to it that Talbot Facility shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.           Each Credit Event.  The obligation of each LC Issuer to issue each Letter of Credit or to increase the Stated Amount thereof is subject, at the time of, and after giving effect to, each such Credit Event, to the satisfaction of the following conditions:

(a)                                 The Effective Date shall have occurred;

(b)                                 (i) There shall exist no Default or Event of Default and (ii) all representations and warranties (excluding those set forth in Section 3.09(b)) contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date);

(c)                                  The Administrative Agent shall have received a Letter of Credit Request meeting the requirements of Section 2.04; and

(d)                                 All of the applicable conditions set forth in Section 2.03(a) and (b) shall have been satisfied.

Each occurrence of a Credit Event shall be deemed to constitute a representation and warranty by the applicable Account Party and the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Total Commitment (and the Commitment of each Lender) and each Letter of Credit has expired or been terminated and all Unpaid Drawings, and all fees payable hereunder shall have been paid in full, each of the Company and each Designated Subsidiary Account Party covenants and agrees with the Lenders that:

SECTION 5.01.           Information Covenants.  The Company will furnish to the Administrative Agent (for distribution to the Lenders):

(a)                                 Annual Financial Statements.

(i)                                     As soon as available and in any event within 90 days after the close of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, setting forth in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of PricewaterhouseCoopers or another independent registered public accounting firm of recognized national standing selected by the Company (without a “going concern” or like qualification and without any qualification or exception as to the scope of such audit), which report shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and their consolidated results of operations and cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.  The Company shall be deemed to have delivered the same to the Administrative Agent if the Company files the same with the SEC via EDGAR and notifies the Administrative Agent of such filing.

(ii)                                  As soon as available and in any event within 90 days after the close of each fiscal year of Validus Re, the unaudited consolidated balance sheet of Validus Re and its Subsidiaries as at the end of such fiscal year and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of Validus Re and its Subsidiaries for such fiscal year, setting forth in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and certified by the chief financial officer of Validus Re as presenting fairly in all material respects, in accordance with GAAP, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure.  The Company shall be deemed to have delivered the same to the Administrative Agent if the Company files the same with the SEC via EDGAR and notifies the Administrative Agent of such filing.

(iii)                               As soon as available and in any event within 90 days after the close of each fiscal year of Validus Americas, the unaudited consolidated balance sheet of Validus Americas and its Subsidiaries as at the end of such fiscal year and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of Validus Americas and its Subsidiaries for such fiscal year, setting forth in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and certified by the chief financial officer of Validus Americas as presenting fairly in all material respects, in accordance with GAAP, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure.  The Company shall be deemed to have delivered the same to the Administrative Agent if the Company files the same with the SEC via EDGAR and notifies the Administrative Agent of such filing.

(b)                                 Quarterly Financial Statements.

(i)                                     As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Company, unaudited consolidated balance sheets of the Company and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of the Company as presenting fairly in all material respects, in accordance with GAAP, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure.  The Company shall be deemed to have delivered the same to the Administrative Agent if the Company files the same with the SEC via EDGAR and notifies the Administrative Agent of such filing.

(ii)                                  As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of Validus Re, unaudited consolidated balance sheets of Validus Re and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of Validus Re and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of Validus Re as presenting fairly in all material respects, in accordance with GAAP, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure.  The Company shall be deemed to have delivered the same to the Administrative Agent if the Company files the same with the SEC via EDGAR and notifies the Administrative Agent of such filing.

(iii)                               As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of Validus Americas, unaudited consolidated balance sheets of Validus Americas and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of Validus Americas and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of Validus Americas as presenting fairly in all material respects, in accordance with GAAP, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure.  The Company shall be deemed to have delivered the same to the Administrative Agent if the Company files the same with the SEC via EDGAR and notifies the Administrative Agent of such filing.

(c)                                  Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 5.01(a) and 5.01(b), a certificate of a Financial Officer of the Company (i) certifying that no Default or Event of Default has occurred or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the provisions of Sections 6.10 and 6.11, as at the end of such fiscal year or quarter, as the case may be, (iii) certifying that the Regulated Insurance Companies have maintained adequate reserves and (iv) stating whether any change in GAAP or in the application thereof has occurred since December 31, 2011 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; it being agreed that a certificate in a form substantially similar to the Covenant Compliance Calculations delivered by the Company under the Existing LC Facility on January 27, 2012 with respect to the fiscal period ended December 31, 2011 is acceptable to the Administrative Agent for purposes hereof.

(d)                                 Accounting Firm Certificate.  At the time of the delivery of the financial statements provided for in Section 5.01(a)(i) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by general accounting rules or guidelines or the guidelines of the applicable accounting firm, to the extent generally applicable).

(e)                                  Notice of Default or Litigation.  (x) Promptly after an Authorized Officer becomes aware of the occurrence of any Default and/or any event or condition constituting, or which would reasonably be expected to have, a Material Adverse Effect, a certificate of an Authorized Officer of the Company setting forth the details thereof and the actions which the Company is taking or proposes to take with respect thereto and (y) promptly after the Company knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against the Company and/or any Subsidiary which claim has had, or would reasonably be expected to have, a Material Adverse Effect.

(f)                                   Other Statements and Reports.  Promptly upon the mailing thereof to the security holders of the Company generally, copies of all financial statements, reports, proxy statements and other documents so mailed, in each case setting forth any information that is material to the Company and its Subsidiaries, taken as whole, as reasonably determined by the board of directors of the Company, a duly authorized committee thereof or an Authorized Officer of the Company; provided that the Company will not be required to provide any information relating to any business transaction that has not otherwise been publicly disclosed to the extent that the Company determines that disclosure of such information to the Lenders would either violate the terms of any confidentiality agreement, arrangement or understanding with a third party or otherwise jeopardize the success of such business transaction.

(g)                                  SEC Filings.  Promptly upon the filing thereof, copies of (or, to the extent same is publicly available via the SEC’s “EDGAR” filing system, written or electronic notification of the filing of) all publicly available registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual or quarterly reports which the Company shall have filed with the SEC or any national securities exchange.

(h)                                 Insurance Reports and Filings.

(i)                                     Promptly after the filing thereof, a copy of each annual Statutory Statement filed by each Significant Insurance Subsidiary to the extent required by the Applicable Insurance Regulatory Authority.

(ii)                                  Promptly following the delivery or receipt, as the case may be, by any Significant Insurance Subsidiary or any of their respective Subsidiaries, copies of (a) each registration, filing or submission made by or on behalf of any Regulated Insurance Company with any Applicable Insurance Regulatory Authority, except for policy form or rate filings, (b) each examination and/or audit report submitted to any Regulated Insurance Company by any Applicable Insurance Regulatory Authority, (c) all information which the Lenders may from time to time request with respect to the nature or status of any deficiencies or violations reflected in any examination report or other similar report, and (d) each report, order, direction, instruction, approval, authorization, license or other notice which the Company or any Regulated Insurance Company may at any time receive from any Applicable Insurance Regulatory Authority, in each of (a) through (d), that is material to the Company and its Subsidiaries, taken as a whole, as reasonably determined by the board of directors of the Company, a duly authorized committee thereof or an Authorized Officer of the Company.

(iii)                               Promptly after filed with the Applicable Insurance Regulatory Authority after the end of each fiscal year of the Company, a report by an independent qualified actuary reviewing the adequacy of loss and loss adjustment expense reserves as at the end of the last fiscal year of the Company and its Subsidiaries on a consolidated basis, determined in accordance with SAP; provided that the delivery of each such report shall be subject to the consent of the applicable independent actuarial consulting firm, which the Company shall use commercially reasonable efforts to obtain.

(iv)                              Promptly following notification thereof from a Governmental Authority, notification of the suspension, limitation, termination or non-renewal of, or the taking of any other materially adverse action in respect of, any material Insurance License.

(i)                                     Borrowing Base Certificate.  No later than the tenth Business Day of each month, a Borrowing Base Certificate from each Account Party as of the last day of the immediately preceding month, executed by an Authorized Officer of such Account Party.

(j)                                    Ratings Information.  Promptly after A.M. Best Company, Inc. shall have announced a downgrade in the financial strength rating of Validus Re, written notice of such rating change.

(k)                                 Other Information.  With reasonable promptness, such other information or existing documents (financial or otherwise) as the Administrative Agent or any Lender may reasonably request from time to time (including, without limitation, information specifying Insurance Licenses and other information related thereto).

(l)                                     Delivery of Information.  Each Account Party and each Lender hereby acknowledges and agrees that notwithstanding anything to the contrary contained in Section 10.12 of this Agreement, the Administrative Agent and/or the Company may make available to the Lenders materials and/or information provided by or on behalf of any Account Party under this Agreement or any other Credit Document by posting such materials and/or information on IntraLinks or another similar electronic system reasonably acceptable to the Administrative Agent and the Company.

SECTION 5.02.           Books, Records and Inspections.  The Company will (i) keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP or SAP, as applicable, shall be made of all material financial dealings and material transactions in relation to its business and activities; and (ii) subject to binding contractual confidentiality obligations of the Company or its Subsidiaries to third parties and to Section 10.12, permit, and will cause each of its Subsidiaries to permit, representatives of the Administrative Agent and the Syndication Agent or, during the continuation of an Event of Default, any Lender (at such Agent or Lender’s expense prior to the occurrence of an Event of Default and at the Company’s expense (to the extent invoiced and reasonable) after an Event of Default has occurred and is continuing) to visit and inspect any of their respective properties, to examine their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, in each case at such reasonable times (which shall be, unless an Event of Default has occurred and is continuing, during business hours, upon reasonable prior notice to the Administrative Agent, which notice shall be promptly conveyed to the Company) and as often as may reasonably be desired; provided that, unless a Default or Event of Default has occurred and is continuing, such visits and inspections shall not occur more than once in any calendar year.  The Company agrees to cooperate and assist in such visits and inspections.  With respect to any such discussions with the Company’s independent public accountants, the Company shall be granted the opportunity to participate therein.

SECTION 5.03.           Insurance.  The Company will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Company or in the Subsidiary’s own name) with financially sound and reputable insurance companies, insurance on their property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar businesses.

SECTION 5.04.           Payment of Taxes and other Obligations.  The Company will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, (i) all material income taxes and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it and (ii) all other material lawful claims, in each case, on a timely basis prior to the date on which penalties attach thereto; provided that neither the Company nor any Subsidiary of the Company shall be required to pay any such tax, assessment, charge, levy or claim (i) for which a failure to pay has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (ii) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.05.           Maintenance of Existence; Conduct of Business.  The Company shall maintain, and shall cause each of its Significant Subsidiaries to maintain, its existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the Company shall not be required to maintain the existence of any of its Significant Subsidiaries or any such rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names (a) if the Company shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Significant Subsidiaries, taken as a whole or (b) in connection with a Disposition or other transaction permitted by Section 6.02.  The Company will qualify and remain qualified, and cause each of its Significant Subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction where the Company or such Significant Subsidiary, as the case may be, is required to be qualified, except in those jurisdictions in which the failure to receive or retain such qualifications, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 5.06.           Compliance with Statutes, etc.  The Company will, and will cause each Significant Subsidiary to, comply in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) other than those (i) the non-compliance with which, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect and (ii) that are being contested in good faith by appropriate proceedings diligently conducted.

SECTION 5.07.           ERISA.  Promptly after the occurrence of any of the events or conditions specified below with respect to any Plan or Multiemployer Plan or Foreign Pension Plan, the Company will furnish to each Lender a certificate of an Authorized Officer of the Company setting forth details respecting such event or condition and the action if any, that the Company, the applicable Subsidiary or the applicable ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC or an applicable foreign governmental agency by the Company, such Subsidiary or such ERISA Affiliate with respect to such event or condition):

(i)                                     any reportable event, as defined in subsections (c)(1), (2), (5) and (6), and subsection (d)(2) of Section 4043 of ERISA and the regulations issued thereunder, with respect to a Plan;

(ii)                                  the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan under a distress termination or the distress termination of any Plan;

(iii)                               the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company, any of its Subsidiaries or any of its ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan which would reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of $15,000,000;

(iv)                              the receipt by the Company, any of its Subsidiaries or any of its ERISA Affiliates of notice from a Multiemployer Plan that the Company, any of its Subsidiaries or any of its ERISA Affiliates has incurred withdrawal liability under Section 4201 of ERISA in excess of $15,000,000 or that such Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA whereby a deficiency or additional assessment is levied or threatened to be levied in excess of $15,000,000 against the Company, any of its Subsidiaries or any of its ERISA Affiliates;

(v)                                 the institution of a proceeding by a fiduciary of any Plan or Multiemployer Plan against the Company, any of its Subsidiaries or any of its ERISA Affiliates to enforce Section 515 or 4219(c)(5) of ERISA asserting liability in excess of $15,000,000, which proceeding is not dismissed within 30 days; and

(vi)                              that any contribution in excess of $15,000,000 required to be made with respect to a Foreign Pension Plan has not been timely made, or that the Company or any Subsidiary of the Company may incur any liability in excess of $15,000,000 pursuant to any Foreign Pension Plan (other than to make contributions in the ordinary course of business).

SECTION 5.08.           Maintenance of Property.  The Company shall, and will cause each of its Significant Subsidiaries to, maintain all of their properties and assets necessary in the operation of its business in good condition, repair and working order, ordinary wear and tear excepted, except where failure to maintain the same, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 5.09.           Maintenance of Licenses and Permits.  The Company will, and will cause each of its Significant Subsidiaries to, maintain all permits, licenses and consents as may be required for the conduct of its business by any state, federal or local government agency or instrumentality, except where failure to maintain the same, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 5.10.           Borrowing Base Requirement.  Subject to Section 2.10, each Account Party shall at all times cause its respective Borrowing Base to equal or exceed the Letter of Credit Outstandings attributable to such Account Party at such time.

SECTION 5.11.           Collateral; Further Assurances.  Each Account Party shall promptly and duly execute and deliver to the Administrative Agent and/or the Collateral Agent such documents and assurances and take such further action as the Administrative Agent may from time to time reasonably request in order to carry out more effectively the intent and purpose of the Credit Documents and to establish, protect and perfect the rights and remedies created or intended to be created in favor of the Collateral Agent, the Administrative Agent or the Lenders pursuant to the Credit Documents.

ARTICLE VI

Negative Covenants

Until the Total Commitment (and the Commitment of each Lender) and each Letter of Credit has expired or terminated and all Unpaid Drawings and all fees payable hereunder have been paid in full, each of the Company and each Designated Subsidiary Account Party covenants and agrees with the Lenders that:

SECTION 6.01.           Changes in Business.  The Company will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than (a) businesses in which they are engaged (or proposed to be engaged) as of the Effective Date and reasonable extensions thereof, (b) other specialty insurance and structured risk insurance and reinsurance product lines, and (c) any other businesses that are complementary or reasonably related thereto and the conduct of business incidental thereto.

SECTION 6.02.           Consolidations, Mergers and Sales of Assets.  The Company will not, and will not permit any of its Subsidiaries to, consolidate or merge with or into any other Person, or permit any other Person to merge into or consolidate with it; provided that (i) the Company may merge, consolidate or amalgamate with another Person, if (x) the Company is the entity surviving such merger and (y) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing, (ii) any Subsidiary may merge, consolidate or amalgamate with or into another Person, if (x) such Subsidiary survives (or, in the case of an amalgamation, continues immediately following) such merger, consolidation or amalgamation and (y) immediately after giving effect to such merger, consolidation or amalgamation, no Default or Event of Default shall have occurred and be continuing, (iii) Wholly-Owned Subsidiaries of the Company may merge with one another provided that if one of such Subsidiaries is a Designated Subsidiary Account Party and the other is not, then the Designated Subsidiary Account Party must be the surviving entity of such merger and (iv) a Subsidiary (other than a Designated Subsidiary Account Party) of the Company may merge or consolidate with any other Person if immediately after giving effect to such merger no Default or Event of Default shall have occurred and be continuing.  In addition, the Company will not, nor will it permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (each, a “Disposition”) (other than Unrestricted Margin Stock), except (a) (1) such dispositions by the Company or any of its Subsidiaries of any of their respective properties or assets to the Company or any Subsidiary of the Company and (2) such dispositions by IPC or any of its Subsidiaries of any of their respective properties or assets to IPC or any of its other Subsidiaries; (b) subject to Section 5.05, the dissolution, liquidation or winding up of any Subsidiary other than a Designated Subsidiary Account Party; (c) Dispositions of used, worn out, obsolete or surplus property of the Company or any Subsidiary in the ordinary course of business and the assignment, cancellation, abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and the Subsidiaries, taken as a whole; (d) licenses (as licensor) of intellectual property so long as such licenses do not materially interfere with the business of the Company or any of its Subsidiaries, taken as a whole; (e) Dispositions of cash, cash equivalents and investment securities (including pursuant to any securities lending arrangements permitted by clause (u) of Section 6.03 and including in connection with the posting of collateral (or the realization thereof) under the Four-Year Unsecured Revolving Credit and Letter of Credit Facility, the IPC Facility, the Pac Re Facility, the Lloyd’s LC Facility or any other secured Indebtedness permitted hereunder); (f) releases, surrenders or waivers of contracts, torts or other claims of any kind as a result of the settlement of any litigation or threatened litigation; (g) the granting or existence of Liens permitted under this Agreement; (h) licenses, sublicenses, leases or subleases of property so long as such licenses, sublicenses, leases or subleases do not materially interfere with the business of the Company and its Subsidiaries, taken as a whole; (i) Dividends permitted under Section 6.08; (j) ceding of insurance or reinsurance in the ordinary course of business; (k) other Dispositions of assets with a fair market value (as reasonably determined by the board of directors or senior management of the Company) which in the aggregate do not exceed 10% of the lesser of the book or fair market value of the property and assets of the Company determined on a consolidated basis as of the last day of the previous fiscal year of the Company; provided that immediately after giving effect (including pro forma effect) to any Disposition made pursuant to this clause (k), no Event of Default under Section 7.03 relating solely to a breach of Section 6.10 or 6.11 shall have occurred and be continuing; (l) dispositions of property as a result of a casualty event involving such property or any disposition of real property to a Governmental Authority as a result of a condemnation of such real property; (m) sales or other Dispositions of non-core assets acquired in an acquisition permitted under this agreement; provided that such sales shall be consummated within 360 days of such acquisition; and (n) any Disposition of property or series of related Dispositions of or in respect of which the fair market value of such property and the consideration payable to the Company or any of its Subsidiaries is equal to or less than $100,000; provided that, for the avoidance of doubt, Dispositions of Collateral shall only be made to the extent permitted under Section 4.04 of the Security Agreement and this Section 6.02 shall not serve as a waiver or modification of the requirements under Section 2.10(b).

SECTION 6.03.           Liens.  Neither the Company nor any of its Subsidiaries will permit, create, assume, incur or suffer to exist any Lien on any asset tangible or intangible (other than Unrestricted Margin Stock) now owned or hereafter acquired by it, except:

(a)                                 Liens existing on the Effective Date and listed on Schedule 6.03 hereto;

(b)                                 Liens securing repurchase agreements constituting a borrowing of funds by the Company or any Subsidiary in the ordinary course of business for liquidity purposes and in no event for a period exceeding 90 days in each case;

(c)                                  Liens arising pursuant to purchase money mortgages, capital leases or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 270 days after the respective purchase) of assets acquired by the Company or any of its Subsidiaries;

(d)                                 Liens on any asset of any Person existing at the time such Person is merged, amalgamated or consolidated with or into, or otherwise acquired by, the Company or any of its Subsidiaries or at the time of acquisition of such asset by the Company or any of its Subsidiaries and not created in contemplation of such event;

(e)                                  Liens securing obligations owed by the Company to any of its Subsidiaries or owed by any Subsidiary of the Company to the Company or any other Subsidiary of the Company, in each case solely to the extent that such Liens are required by an Applicable Insurance Regulatory Authority for such Person to maintain such obligations;

(f)                                   Liens securing insurance or reinsurance obligations of Subsidiaries of the Company owed by any Subsidiary to the Company or any other Subsidiary of the Company, in each case solely to the extent that such Liens are required or requested by rating agencies, regulatory agencies, clients or brokers for such Person to maintain such insurance and reinsurance obligations;

(g)                                  Liens on investments and cash balances of any Regulated Insurance Company securing obligations of such Regulated Insurance Company in respect of trust or similar arrangements formed, letters of credit issued or funds withheld balances established, in each case, in the ordinary course of business for the benefit of policyholders or cedents to secure insurance or reinsurance recoverables owed to them by such Regulated Insurance Company;

(h)                                 inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(i)                                     Liens in respect of property or assets of the Company or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business;

(j)                                    Licenses, sublicenses, leases, or subleases granted to other Persons not materially interfering with the conduct of the business of the Company or any of its Subsidiaries;

(k)                                 easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Company or any of its Subsidiaries;

(l)                                     Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 7.07;

(m)                             Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, reinsurance obligations, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of payment for borrowed money);

(n)           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Company or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;

(o)           Liens arising out of the refinancing, replacement, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the clauses of this Section 6.03, provided that such Indebtedness is not increased (other than with respect to unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Indebtedness) and is not secured by any additional assets;

(p)           Liens created pursuant to the Credit Documents, the Pac Re Facility and the Four-Year Unsecured Revolving Credit and Letter of Credit Facility;

(q)           Liens in respect of property or assets of any Subsidiary of the Company securing Indebtedness of the type described in clause (e) of the definition of “Permitted Subsidiary Indebtedness” or securing the Lloyd’s LC Facility;

(r)            Liens in respect of property or assets of any Subsidiary of the Company securing Indebtedness of the type described in clause (h) of the definition of “Permitted Subsidiary Indebtedness”; provided that (i) the aggregate amount of such Liens (measured, as to each such Lien permitted under this clause (r), as the greater of the amount secured by such Lien and the fair market value at such time of the assets subject to such Lien) shall not, when added to the aggregate amount of all Liens (measured as set forth in this clause (r) above) incurred pursuant to Section 6.03(w) and the aggregate amount of outstanding unsecured Indebtedness of Subsidiaries incurred pursuant to clause (j) of the definition of “Permitted Subsidiary Indebtedness”, exceed at any time 10% of Consolidated Net Worth at the time of incurrence of any new Liens under this clause (r) and (ii) immediately after giving effect to the incurrence of any Lien pursuant to this Section 6.03(r), no Event of Default shall have occurred and be continuing;

(s)            Liens on assets received by or of the Company or its Subsidiaries and held in trust in respect of, or deposited or segregated to secure, liabilities assumed in the course of the reinsurance business or under any Insurance Contracts, Reinsurance Agreements, Fronting Arrangements or other indemnity arrangements entered in the ordinary course of business;

(t)            Liens not securing indebtedness for borrowed money on cash and securities arising in the ordinary course of business in connection with the structured risk insurance and reinsurance product lines of the Company and its Subsidiaries;

(u)           Liens arising in connection with securities lending arrangements entered into by the Company or any of its Subsidiaries with financial institutions in the ordinary course of business so long as any securities subject to any such securities lending arrangement do not constitute Collateral;

(v)           Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by clause (h) of the definition of “Permitted Subsidiary Indebtedness”;

(w)          without duplication of the Liens described in clauses (a) through (v) above and clauses (x) through (dd) below, additional Liens securing obligations of the Company; provided that (i) the aggregate amount of such Liens (measured, as to each such Lien permitted under this clause (w), as the greater of the amount secured by such Lien and the fair market value at such time of the assets subject to such Lien) shall not, when added to the aggregate amount of all Liens (measured as set forth in this clause (w) above) incurred pursuant to Section 6.03(r) and the aggregate amount of outstanding unsecured Indebtedness of Subsidiaries incurred pursuant to clause (j) of the definition of “Permitted Subsidiary Indebtedness”, exceed at any time 10% of Consolidated Net Worth at the time of incurrence of any new Liens under this clause (w) and (ii) immediately after giving effect to the incurrence of any Lien pursuant to this Section 6.03(w), no Event of Default shall have occurred and be continuing;

(x)           Liens on assets arising in connection with the sale or transfer of such assets in a transaction permitted under Section 6.02 and customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(y)           Liens arising in the case of any joint venture, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(z)           Liens in respect of any interest or title of a lessor under any lease or sublease entered into by the Company or any Subsidiary in the ordinary course of its business and other statutory and common law landlords’ liens under leases;

(aa)         Liens arising in connection with any interest or title of a licensor under any license or sublicense entered into by the Company or any Subsidiary as a licensee or sublicensee (A) existing on the date hereof or (B) in the ordinary course of its business;

(bb)         Liens on earned money deposits of cash or cash equivalents made in connection with any proposed acquisition or other investment not prohibited hereunder;

(cc)         Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Account Parties in the ordinary course of business; and

(dd)         Liens on cash and securities in an aggregate principal amount not in excess of $500,000,000 securing obligations under Capital Markets Products in the ordinary course of business.

SECTION 6.04.    Indebtedness.  (a) The Company will not create, incur, assume or permit to exist any Indebtedness, or become or remain liable (contingent or otherwise) to do any of the foregoing, except for the Indebtedness under the Credit Documents or the Four-Year Unsecured Revolving Credit and Letter of Credit Facility and other Indebtedness which is either pari passu with, or subordinated in right of payment to, such Indebtedness (it being understood that unsecured Indebtedness is not subordinate to secured Indebtedness solely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate to Indebtedness that is so guaranteed solely because it is not so guaranteed).

(b)           The Company will not permit any of its Subsidiaries to create, incur, assume or permit to exist any Indebtedness, or become or remain liable (contingent or otherwise) to do any of the foregoing, except for Permitted Subsidiary Indebtedness, the Lloyd’s LC Facility and the Pac Re Facility.

SECTION 6.05.    [Intentionally Omitted].

SECTION 6.06.    Issuance of Stock.  The Company will not permit any of its Subsidiaries to directly or indirectly issue, sell, assign, pledge, or otherwise encumber or dispose of any shares of their preferred or preference equity securities or options to acquire preferred or preference equity securities, except the issuance of preferred or preference equity securities, so long as no part of such preferred or preference equity securities is mandatorily redeemable (whether on a scheduled basis or as a result of the occurrence of any event or circumstance) prior to the first anniversary of the Commitment Expiration Date.  For the avoidance of doubt, this Section 6.06 does not relate to the issuance or sale of ordinary or common equity or options relating thereto.

SECTION 6.07.    Dissolution.  The Company shall not suffer or permit dissolution or liquidation either in whole or in part, except through corporate reorganization to the extent permitted by Section 6.02.

SECTION 6.08.    Restricted Payments.  The Company will not declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Company or to sell any Equity Interests therein (each of the foregoing a “Dividend” and, collectively, “Dividends”) provided that this Section 6.08 shall not prohibit Dividends so long as before and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall have occurred and be continuing.  Notwithstanding the foregoing, the Company may declare and pay cash dividends or distributions in respect of (i) any trust preferred security, deferrable interest subordinated debt security, mandatory convertible debt or other hybrid security (including Hybrid Capital) that, at the time of issuance thereof or at any time prior to the initial dividend or distribution thereunder, was accorded equity treatment by S&P and/or (ii) any Preferred Security, if, at the time of and after giving pro forma effect to such dividend or distribution, no Event of Default under Sections 7.01, 7.04(a)(i) or 7.05 shall have occurred and be continuing.

SECTION 6.09.    Transactions with Affiliates.  Neither the Company nor any of its Subsidiaries shall enter into or be a party to, a transaction with any Affiliate of the Company or such Subsidiary (which Affiliate is not the Company or a Subsidiary), except (i) transactions with Affiliates on terms (x) no less favorable to the Company or such Subsidiary than those that could have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person, as reasonably determined by the board of directors of the Company or a duly authorized committee thereof or (y) approved by a majority of the disinterested members of the board of directors of the Company, (ii) Dividends not prohibited by Section 6.08, (iii) fees and compensation paid to and indemnities provided on behalf of officers and directors of the Company or any of its Subsidiaries as reasonably determined in good faith by the board of directors, the audit committee or senior management of the Company, (iv) the issuance of common stock of the Company, (v) loans and advances to officers and directors made in the ordinary course of business, (vi) transactions among the Account Parties and their wholly-owned Subsidiaries, (vii) transactions permitted by Sections 6.02 and 6.04, (viii) transactions and payments pursuant to agreements and arrangements disclosed in, or listed as an exhibit to, the Company’s annual report on Form 10-K filed with the SEC on February 17, 2012 or any subsequent other filing with the SEC through the Effective Date or any such agreement or arrangement as thereafter amended, extended or replaced on terms that are, in the aggregate, no less favorable to the Company and its Subsidiaries than the terms of such agreement on the Effective Date, as the case may be, and (ix) the transactions and payments set forth on Schedule 6.09 and amendments thereto that are not materially adverse to the Lenders, as reasonably determined by the board of directors of the Company, a duly authorized committee thereof or an Authorized Officer of the Company.

SECTION 6.10.    Maximum Leverage Ratio.  The Company will not permit the Leverage Ratio at any time to be greater than 0.35:1.00.

SECTION 6.11.    Minimum Consolidated Net Worth.  The Company will not permit Consolidated Net Worth at any time to be less than the Minimum Consolidated Net Worth Amount in effect at such time.

SECTION 6.12.    Limitation on Certain Restrictions on Subsidiaries.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Company or any of its Subsidiaries, or pay any Indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable Legal Requirements, including any Applicable Insurance Regulatory Authority, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Company or any of its Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which the Company or any of its Subsidiaries is the licensee) or other contract (including leases) entered into by the Company or any of its Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the close of the sale of such asset, (vi) restrictions on the transfer of any asset as a result of a Lien permitted by Section 6.03, (vii) agreements entered into by a Regulated Insurance Company with an Applicable Insurance Regulatory Authority or ratings agency in the ordinary course of business, (viii) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person, (ix) restrictions on cash or other deposits or net worth imposed by customers under contracts (including Insurance Contracts, Fronting Arrangements and Reinsurance Agreements) entered into in the ordinary course of business, pursuant to an agreement or instrument relating to any Permitted Subsidiary Indebtedness of the type described in clause (d) of the definition thereof if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement, (x) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clause (ix) above or clauses (xii) through (xvi) below, provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing, (xi) restrictions placed in accordance with the Segregated Account Companies Act 2000 of Bermuda on the transfer of any asset held, carried or deposited in a segregated account of a Protected Cell Company, (xii) restrictions contained in the Four-Year Unsecured Revolving Credit and Letter of Credit Facility, (xiii) agreements and arrangements set forth on Schedule 6.12, (xiv) any instrument governing Acquired Indebtedness, of the Person so acquired, (xv) an agreement or instrument relating to any Permitted Subsidiary Indebtedness so long as the encumbrances and restrictions in such agreement or instrument are customary for such Indebtedness and are no more restrictive, taken as a whole, than the comparable encumbrances and restrictions set forth in the Credit Documents as determined in the good faith judgment of the board of directors of the Company and (xvi) encumbrances or restrictions existing under the Lloyd’s LC Facility, the Pac Re Facility or the IPC Facility or under any other Indebtedness permitted under Section 6.04 so long as such encumbrances and restrictions are customary for such Indebtedness and are no more restrictive, taken as a whole, than the comparable encumbrances and restrictions set forth in the Credit Documents as determined in the good faith judgment of the board of directors of the Company.

SECTION 6.13.    Private Act.  No Account Party will become subject to a Private Act.

SECTION 6.14.    Claims Paying Ratings.  The Company shall not permit the financial strength rating of Validus Re and each other Regulated Insurance Company that is material to the Company and its Subsidiaries, taken as a whole, to be less than “B++” from A.M. Best Company, Inc. (or its successor).

SECTION 6.15.    End of Fiscal Years; Fiscal Quarters.  Neither the Company nor any of its Subsidiaries will change (i) its fiscal year end from being on December 31 of each year or (ii) its fiscal quarters to end on dates which are inconsistent with a fiscal year end as described above.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

SECTION 7.01.    Payments.  Any Account Party shall (a) default in the payment when due of any Unpaid Drawing, (b) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on any Unpaid Drawing, (c) default, and such default shall continue for five or more Business Days, in the payment when due of any fees or any other amounts payable hereunder or pursuant to any other Credit Documents; or

SECTION 7.02.    Representations, etc.  Any representation, warranty or statement made (or deemed made) by any Account Party herein or in any other Credit Document or in any certificate or statement delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

SECTION 7.03.    Covenants.  Any Account Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 5.01(e), 5.01(h)(iv), 5.02(ii), 5.05 (but only with respect to the first sentence thereof), 5.10 or Article VI, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 7.01 or clause (a) of this Section 7.03) contained in this Agreement and such default shall continue unremedied for a period of 30 days after written notice to the Company from the Administrative Agent or the Required Lenders; or

SECTION 7.04.    Default under other Agreements.  (a) The Company, any Designated Subsidiary Account Party, any Regulated Insurance Company or any Significant Subsidiary shall (i) default in any payment with respect to Indebtedness (other than any Indebtedness hereunder but including Indebtedness under the Four-Year Unsecured Revolving Credit and Letter of Credit Facility) in excess of $100,000,000 individually or in the aggregate, for the Company and its Subsidiaries or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition (other than any such default, event or condition arising solely out of the violation by the Company or any of its Subsidiaries of any covenant or agreement in any way restricting the Company, or any such Subsidiary’s, right or ability to sell, pledge or otherwise dispose of Unrestricted Margin Stock) is to cause, or to permit (after the expiration of any applicable grace period provided in the applicable agreement or instrument under which such Indebtedness was created) the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with or without the giving of notice, the lapse of time or both), any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; (b) an “Event of Default”, as defined under the Four-Year Unsecured Revolving Credit and Letter of Credit Facility, shall have occurred and be continuing; or

(c) Indebtedness of one or more of the Persons listed in clause (a) above in excess of $100,000,000 shall be declared to be due and payable or required to be prepaid (other than (x) by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default) or (y) to the extent solely as a result of the violation by the Company or any of its Subsidiaries of any covenant or agreement in any way restricting the Company, or any such Subsidiary’s, right or ability to sell, pledge or otherwise dispose of Unrestricted Margin Stock) prior to the scheduled maturity thereof; or

SECTION 7.05.    Bankruptcy, etc.  The Company, any Designated Subsidiary Account Party, any Regulated Insurance Company or any Significant Subsidiary shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any such Person and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any such Person or any such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator, administrator or liquidator or other similar official in any jurisdiction (collectively, a “conservator”) of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration, liquidation, rehabilitation, supervision, conservatorship or similar law of any jurisdiction or the Bermuda Companies Law whether now or hereafter in effect relating to any such Person; or any such proceeding is commenced against any such Person and such proceeding is not dismissed within 60 days; or any such Person is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any such Person suffers any appointment of any conservator or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or any such Person makes a general assignment for the benefit of creditors; or any corporate action is taken by any such Person for the purpose of effecting any of the foregoing; or

SECTION 7.06.    ERISA.  An event or condition specified in Section 5.07 shall occur or exist with respect to any Plan or Multiemployer Plan or Foreign Pension Plan that, individually or in the aggregate, results in or could reasonably be expected to result in a liability to the Company, its Subsidiaries or any ERISA Affiliate in an amount that has had, or would reasonably be expected to have, a Material Adverse Effect; or

SECTION 7.07.    Judgments.  One or more judgments or decrees shall be entered against the Company, any Designated Subsidiary Account Party, any Regulated Insurance Company or any Significant Subsidiary involving a liability, net of undisputed insurance and reinsurance, of $100,000,000 or more in the case of any one such judgment or decree or in the aggregate for all such judgments and decrees for such Persons and any such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days from the entry thereof; or

SECTION 7.08.    Insurance Licenses.  Any one or more Insurance Licenses of the Company or any of its Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority, and such suspension, limitation, termination, non-renewal or action, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; or

SECTION 7.09.    Change of Control.  A Change of Control shall occur; or

SECTION 7.10.    Security Documents.  Any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby (including a first priority security interest in, and Lien on, all of the Collateral subject thereto, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons and subject to no other Liens except as permitted under Section 6.03(n)), except to the extent resulting from the Collateral Agent’s failure to maintain possession of Collateral delivered to it by the Company and its Subsidiaries; or any Account Party or any other pledgor thereunder shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Security Document; or any Person acting by or on behalf of the Company or any of its Subsidiaries shall deny or disaffirm in writing the enforceability of any Security Document; or

SECTION 7.11.    Company Guaranty.  The Company Guaranty or any provision thereof shall cease to be in full force or effect, or any Person acting by or on behalf of the Company shall deny or disaffirm in writing the Company’s obligations under the Company Guaranty, or the Company shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Company Guaranty;

then, and in any such event, and at any time thereafter, if an Event of Default shall then be continuing, the Administrative Agent may, or upon the written request of the Required Lenders shall, by written notice to the Company, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Account Party, except as otherwise specifically provided for in this Agreement (provided that if an Event of Default specified in Section 7.05 shall occur with respect to any Account Party, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) through (v) below shall occur automatically without the giving of any such notice):  (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest and fees in respect of all obligations owing hereunder and under the other Credit Documents to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Account Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct each Account Party to cause to be deposited in the Collateral Account maintained by the Collateral Agent such amounts of cash and Cash Equivalents, to be held as security for such Account Party’s obligations hereunder then outstanding, equal to the aggregate amount of Letter of Credit Outstandings and other obligations attributable to such Account Party hereunder; and/or (v) direct the Collateral Agent to enforce any or all of the Liens and security interests created pursuant to the Security Documents and/or exercise any of the rights and remedies provided therein. In addition, upon the occurrence and during the continuation of an Event of Default, each Account Party hereby appoints the Administrative Agent as the attorney-in-fact of such Account Party, with full power of substitution, and in the name of such Account Party, to disburse and directly apply the proceeds of its Collateral Accounts to the satisfaction of any of such Account Party’s obligations hereunder or under any other Credit Document.  The power-of-attorney granted hereby is a power coupled with an interest and is irrevocable. Unless directed to do so by the Required Lenders in accordance with the terms of this Agreement and the other Credit Documents, the Administrative Agent shall have no obligation to undertake any of the foregoing actions, and, if it takes any such action it shall have no liability to any Account Party to continue the same or for the sufficiency or adequacy thereof. At the request of the Administrative Agent, each Account Party shall ratify all actions taken by the Administrative Agent hereunder.

ARTICLE VIII

The Agents

SECTION 8.01.    Appointment.  Each of the Lenders hereby irrevocably appoints each Agent as its agent and authorizes such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02.    Agents in their Individual Capacities.  Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any of its Subsidiaries or other Affiliate thereof as if it were not an Agent hereunder.

SECTION 8.03.    Exculpatory Provisions.  Each Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Company or the applicable Account Party or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

SECTION 8.04.    Reliance.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.    Delegation of Duties.  Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the applicable Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 8.06.    Resignation.  Subject to the appointment and acceptance of an applicable successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the Lenders and the Company.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor administrative agent or collateral agent, as applicable, with the consent of the Company (not to be unreasonably withheld or delayed), provided that no such consent shall be required at any time when a Default or Event of Default exists.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Account Parties to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After an Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

SECTION 8.07.    Non-Reliance.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08.    Syndication Agent, Documentation Agents and Joint Lead Arrangers and Joint Bookrunners.  Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Syndication Agent, the Co-Documentation Agents and the Joint Lead Arrangers and Joint Bookrunners is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby, except as expressly contemplated hereby. Without limitation of the foregoing, the Syndication Agent, the Co-Documentation Agents and the Joint Lead Arrangers and Joint Bookrunners shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship with any Lender or any other Person.

ARTICLE IX

Company Guaranty

SECTION 9.01.    The Company Guaranty.  In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Company from the issuance of the Letters of Credit, the Company hereby agrees with the Lenders as follows: the Company hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of each Designated Subsidiary Account Party to the Guaranteed Creditors.  If any or all of the Guaranteed Obligations of any Designated Subsidiary Account Party to the Guaranteed Creditors becomes due and payable hereunder, the Company unconditionally promises to pay such Guaranteed Obligations to the Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the Guaranteed Obligations.  This Company Guaranty is a guaranty of payment and not of collection.  If a claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant, then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Company, notwithstanding any revocation of this Company Guaranty or any other instrument evidencing any liability of each Designated Subsidiary Account Party, and the Company shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

SECTION 9.02.    Bankruptcy.  Additionally, the Company unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations of each Designated Subsidiary Account Party hereunder to the Guaranteed Creditors whether or not due or payable by each Designated Subsidiary Account Party upon the occurrence of any of the events specified in Section 7.05 with respect to such Designated Subsidiary Account Party, and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

SECTION 9.03.    Nature of Liability.  The liability of the Company hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of each Designated Subsidiary Account Party whether executed by the Company, any other guarantor or by any other party, and the liability of the Company hereunder is not affected or impaired by (a) any direction as to application of payment by each Designated Subsidiary Account Party or by any other party (other than a direction by the Guaranteed Creditor receiving such payment), or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of each Designated Subsidiary Account Party, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by each Designated Subsidiary Account Party, or (e) any payment made to the Guaranteed Creditors on the Guaranteed Obligations which any such Guaranteed Creditor repays to each Designated Subsidiary Account Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Company waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding or (f) any action or inaction of the type described in Section 9.05.

SECTION 9.04.    Independent Obligation.  The obligations of the Company under this Article IX are independent of the obligations of any other guarantor, any other party or each Designated Subsidiary Account Party, and a separate action or actions may be brought and prosecuted against the Company whether or not action is brought against any other guarantor, any other party or each Designated Subsidiary Account Party and whether or not any other guarantor, any other party or each Designated Subsidiary Account Party be joined in any such action or actions.  The Company waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability under this Article IX or the enforcement thereof.  Any payment by a Designated Subsidiary Account Party or other circumstance which operates to toll any statute of limitations as to a Designated Subsidiary Account Party shall operate to toll the statute of limitations as to the Company.

SECTION 9.05.           Authorization.  The obligations of the Company under this Article IX shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any action taken by any Guaranteed Creditor to:

(a)                                 change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)                                 take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst except to the extent the Guaranteed Obligations have been paid;

(c)                                  exercise or refrain from exercising any rights against any Designated Subsidiary Account Party or others or otherwise act or refrain from acting;

(d)                                 release or substitute any one or more endorsers, guarantors, any Designated Subsidiary Account Party or other obligor;

(e)                                  settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Designated Subsidiary Account Party to its creditors other than the Guaranteed Creditors;

(f)                                   apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Designated Subsidiary Account Party to the Guaranteed Creditors regardless of what liability or liabilities of any Designated Subsidiary Account Party remain unpaid;

(g)                                  consent to or waive any breach of, or any act, omission or default under, this Agreement or any other Credit Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document or any of such other instruments or agreements; and/or

(h)                                 take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Company from its liabilities under this Company Guaranty.

SECTION 9.06.           Reliance.  It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of any Designated Subsidiary Account Party or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

SECTION 9.07.           Subordination.  Any indebtedness of any Designated Subsidiary Account Party now or hereafter owing to the Company is hereby subordinated to the Guaranteed Obligations of each Designated Subsidiary Account Party owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, no Designated Subsidiary

Account Party shall make, or be permitted to make, any payment to the Company in respect of such indebtedness owed to the Company, but without affecting or impairing in any manner the liability of the Company under the other provisions of this Company Guaranty.  Prior to the transfer by the Company of any note or negotiable instrument evidencing any of the indebtedness of any Designated Subsidiary Account Party to the Company, the Company shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Company hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Company Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

SECTION 9.08.           Waiver.  (a) The Company waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Designated Subsidiary Account Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Designated Subsidiary Account Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever.  The Company waives any defense based on or arising out of any defense of any Designated Subsidiary Account Party, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of any Designated Subsidiary Account Party, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Designated Subsidiary Account Party other than payment in full of the Guaranteed Obligations.  The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent or any other Guaranteed Creditor by one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Designated Subsidiary Account Party or any other party, or any security, without affecting or impairing in any way the liability of the Company hereunder except to the extent the Guaranteed Obligations have been paid.  The Company waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Company against any Designated Subsidiary Account Party or any other party or any security.

(b)                                 The Company waives all presentments, demands for performance, protests and notices, including notices of non-performance, notices of protest, notices of dishonor, notices of acceptance of this Company Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations.  The Company assumes all responsibility for being and keeping itself informed of each Designated Subsidiary Account Party’s financial condition and assets, and of all other circumstances bearing upon the risk of non-payment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Company assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise the Company of information known to them regarding such circumstances or risks.

(c)                                  The Company warrants and agrees that each of the waivers set forth above in this Section 9.08 is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.

SECTION 9.09.           Maximum Liability.  The provisions of this Company Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Company under this Company Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the liability under this Company

Guaranty or otherwise, then, notwithstanding any other provision of this Company Guaranty to the contrary, the amount and scope of such liability shall, without any further action by the Company or the Guaranteed Creditors, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the “Maximum Liability”.  This Section with respect to the Maximum Liability is intended solely to preserve the rights of the Guaranteed Creditors to the maximum extent not subject to avoidance under applicable law, and neither the Company nor any Designated Subsidiary Account Party nor any other Person shall have any right or claim under this Section with respect to the Maximum Liability, except to the extent necessary so that the obligations of the Company hereunder shall not be rendered voidable under applicable law.  The Company agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability without impairing this Company Guaranty or affecting the rights and remedies of the Guaranteed Creditors hereunder, provided that, nothing in this sentence shall be construed to increase the Company’s obligations hereunder beyond the Maximum Liability.

ARTICLE X

Miscellaneous

SECTION 10.01.    Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronically (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)                                     if to the Company, Validus Re and Validus Americas (x) to it at Validus Holdings, Ltd., 29 Richmond Road, Pembroke HM08 Bermuda, Attention: Chief Financial Officer (Facsimile: (441) 278-9090) and (y) with a copy (in the case of a notice of a Default) to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 Attention: Steven Messina (Facsimile: (917) 777-3509);

(ii)                                  if to a Designated Subsidiary Account Party, at the address specified opposite its signature below;

(iii)                               if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, Houston, Texas 77002, Attention of Christina Masroor (Facsimile No. (713) 750-2223; e-mail: Christina.m.masroor@jpmorgan.com), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, 11th Floor, New York, New York 10172, Attention of Brijendra Grewal (Facsimile No. (917) 456-3256; e-mail: brijendra.s.grewal@jpmorgan.com); and

(iv)                              if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to (x) Article II unless otherwise agreed by the Administrative Agent and the applicable Lender or (y) Section 5.01(e)(x).  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02.    Waivers; Amendments.  (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Account Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the issuance of any Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.  In the case of any waiver, each Account Party, the Administrative Agent and the Lenders shall be restored to their former positions and rights hereunder and any Default or Event of Default so waived shall be deemed to be cured and not continuing.  No such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(b)                                 Neither this Agreement, any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Account Party and the Required Lenders or by each Account Party and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the amount of any amount due pursuant to any Letter of Credit or Unpaid Drawing or reduce any interest or fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date for reimbursement of any Unpaid Drawing, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitments or any Letter of Credit, without the written consent of each Lender affected thereby, (iv) change Section 2.13(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change any of the provisions of this Section 10.02 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (v) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, change in any material respect the definition of “Advance Rate” or “Borrowing Base”, change in any material respect any provision of Section 2.10 or 2.16(b)(ii) or release the Company from the Company Guaranty (or change the Company Guaranty in a manner that is materially adverse to the Lenders), without the written consent of each Lender or (vi) change any provision of Article II without the written consent of each LC Issuer affected thereby; and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or any LC Issuer hereunder without the prior written consent of such Agent or such LC Issuer, as the case may be.  Notwithstanding the foregoing or any other provision of this Agreement, any provision of this Agreement may be amended or waived by an agreement in writing entered into by the Company, the Super-Majority Lenders and the Administrative Agent (and, if its rights or obligations are affected thereby, each LC Issuer and the Issuing Agent) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment or waiver provided for therein shall terminate, and any Several Letters of Credit then outstanding shall either be terminated, amended or returned and reissued, in each case to give effect to such termination (it being understood that the Company may cause the Commitment of any such non-consenting Lender to be assigned to one or more new Lenders in accordance with Section 10.04; provided that no action shall be required to be taken by such non-consenting Lender (including the execution of any Assignment and Assumption Agreement)) and (y) at the time such amendment or waiver becomes effective, each Lender not consenting thereto receives payment in full of all amounts owing to it or accrued for its account under this Agreement.

SECTION 10.03.    Expenses; Indemnity; Damage Waiver.  (a) Each Account Party jointly and severally agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Joint Lead Arrangers and Joint Bookrunners and their Affiliates, including the reasonable fees, charges and disbursements of one primary counsel and all applicable foreign counsel, in each case, of the Administrative Agent and one additional counsel for all Lenders other than the Administrative Agent and additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses, and in each case to the extent invoiced, in connection with the syndication of the credit facility provided for herein, the preparation and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or protection of its rights hereunder or thereunder, (ii) all out-of-pocket expenses of the Issuing Agent and each Fronting Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit hereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by any Agent, any Joint Lead Arranger and Joint Bookrunner or any Lender, including the reasonable fees, charges and disbursements of one primary counsel and all applicable foreign counsel, in each case, of the Administrative Agent and one additional counsel for all Lenders other than the Administrative Agent and additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses, and in each case to the extent invoiced, in connection with the enforcement of its rights in connection with this Agreement or the other Credit Documents, including its rights under this Section, or in connection with the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.

(b)                                 Each Account Party jointly and severally agrees to indemnify the Agents, the Joint Lead Arrangers and Joint Bookrunners and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for such Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or any other transactions contemplated hereby, (ii) any Letter of Credit or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether such Indemnitee is a party thereto or whether such claim, litigation, investigation or proceeding is brought by the Company or any of its Subsidiaries or a third party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party of such Indemnitee.

(c)                                  To the extent that any Account Party fails to pay any amount required to be paid by it to an Agent, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, in its capacity as such.

(d)                                 To the extent permitted by applicable law, no Account Party shall assert, and each Account Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Letter of Credit or the use of the proceeds thereof.

(e)                                  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04.    Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby except that (i) no Account Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Account Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof), provided, further, that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent and each LC Issuer.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E) the assignee shall be an NAIC Approved Bank that is not a parent, subsidiary or Affiliate of any Account Party or any beneficiary under any Letter of Credit; and

(F) if any Several Letters of Credit are then outstanding, no such assignment shall be effective until all such outstanding Several Letters of Credit are either amended or returned and reissued, in each case to give effect to such assignment.

For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (provided that any liability of any Account Party to such assignee under Section 2.06 or 2.12 shall be limited to the amount, if any, that would have been payable thereunder by such Account Party in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.06, 2.12 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Account Parties, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Account Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Account Parties, and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i) Any Lender may, without the consent of any Account Party or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and Unpaid Drawings owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Account Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, each Account Party agrees that each Participant shall be entitled to the benefits of Sections 2.06 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13(c) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.06 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent and the entitlement to greater payment results solely from a Change in Law.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Account Parties, to comply with Section 2.12(e) as though it were a Lender Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Account Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Letters of Credit or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Unpaid Drawings or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Unpaid Drawing or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05.    Survival.  All covenants, agreements, representations and warranties made by any Account Party herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the issuance of any Letters of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Letter of Credit is outstanding, any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Total Commitment (and the Commitment of each Lender) has not expired or terminated.  The provisions of Sections 2.06, 2.12 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the expiration or termination of the Total Commitment (and the Commitment of each Lender) or the termination of this Agreement or any provision hereof.

SECTION 10.06.    Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “PDF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07.    Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08.    Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Account Party against any of and all the obligations of such Account Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09.    Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Account Party or its properties in the courts of any jurisdiction.

(c)                                  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in connection with disputes arising out of this Agreement or any other Credit Document in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)                                  Each Account Party hereby irrevocably designates, appoints and empowers the Service of Process Agent, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding.  If for any reason such designee, appointee and agent shall cease to be available to act as such, each Account Party agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent under this Agreement.

SECTION 10.10.    Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that (i) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Agreement and (ii) that the applicable Agent or Lender shall be responsible for any breach of this Section 10.12 by any of its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Account Party and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent or any Lender on a non-confidential basis from a source other than the Company that, to the applicable Agent’s or Lender’s knowledge, is not subject to a confidentiality undertaking with respect to the applicable Information.  For the purposes of this Section, “Information” means all information now or hereafter received from any Account Party relating to the Company, any Subsidiary of the Company or their respective businesses, other than any such information that is available to any Agent or any Lender on a non-confidential basis prior to disclosure by any Account Party.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information or, in the case of any Lender, such Lender has treated such Information in a manner consistent with banking industry standards for the treatment of confidential information.  The provisions of this Section 10.12 shall survive the termination of the Total Commitment (and the Commitment of each Lender) and the other obligations arising hereunder, but such survival shall only be for a period of two (2) years following the Commitment Expiration Date.

SECTION 10.13. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Unpaid Drawings, together with all fees, charges and other amounts which are treated as interest on such amount or pursuant to any Letter of Credit under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender issuing or holding participation in such Letter of Credit in accordance with applicable law, the rate of interest payable in respect of such Letter of Credit hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14. USA Patriot Act.  Each Lender hereby notifies the Company and each other Account Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Account Party, which information includes the name and address of each Account Party and other information that will allow such Lender to identify each Account Party in accordance with the Patriot Act.

SECTION 10.15. No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), each Account Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Account Party and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Account Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Account Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Account Party or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Account Party or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Account Party and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Account Party or its Affiliates.  To the fullest extent permitted by law, each Account Party hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.16. Termination of Existing LC Facility.  JPMorgan Chase Bank, N.A., in its capacity as Existing Administrative Agent, and The Bank of New York Mellon (formerly the Bank of New York), in its capacity as Existing Collateral Agent, hereby agree, acknowledge and confirm that upon the effectiveness of this Agreement on the Effective Date and payment in full of any and all principal, interest, fees and other amounts owing under or in connection with the Existing LC Facility (as specified by the Existing Administrative Agent to the Company on or prior to the Effective Date), all liabilities, obligations and indebtedness owing by the Company and the Account Parties under the Existing LC Facility and the Credit Documents as defined therein shall be automatically released, discharged and satisfied in full, all of the Liens and security interests held by the Existing Collateral Agent for the benefit of the Secured Creditors (as defined in the Security Agreement referenced in the Existing LC Facility) in any property of the Company or its Subsidiaries pursuant to the Credit Documents (as defined in the Existing LC Facility) shall be automatically released and terminated and the Existing LC Facility, the other Credit Documents as defined therein and all related instruments, agreements and other documents shall be automatically terminated (provided that any contingent and/or indemnity obligations under the Existing LC Facility and such Credit Documents which expressly survive termination thereof shall continue to remain in effect in accordance therewith).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address:	VALIDUS HOLDINGS, LTD.

29 Richmond Road
Pembroke, HM08 Bermuda	By:	/s/ Joseph E. (Jeff) Consolino
Telephone: (441) 278-9000	Name: Joseph E. (Jeff) Consolino
Facsimile: (441) 278-9090	Title: President and Chief Financial Officer

Address:	VALIDUS REINSURANCE, LTD.

29 Richmond Road
Pembroke, HM08 Bermuda	By:	/s/ Jeff Sangster
Telephone: (441) 278-9000	Name: Jeff Sangster
Facsimile: (441) 278-9090	Title: Chief Financial Officer

Address:	VALIDUS RE AMERICAS, LTD.

29 Richmond Road
Pembroke, HM08 Bermuda	By:	/s/ Jeff Sangster
Telephone: (441) 278-9000	Name: Jeff Sangster
Facsimile: (441) 278-9090	Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually as a Lender, as Administrative Agent and as Issuing Agent

By	/s/ Brijendra Grewal
Name: Brijendra Grewal
Title: Vice President

JPMORGAN CHASE BANK, N.A., as Existing Administrative Agent

By	/s/ Brijendra Grewal
Name: Brijendra Grewal
Title: Vice President

THE BANK OF NEW YORK MELLON, as Existing Collateral Agent

By	/s/ Glenn McKeever
Name: Glenn McKeever
Title: Vice President

DEUTSCHE BANK SECURITIES INC., as Syndication Agent

By	/s/ John S. McGill
Name: John S. McGill
Title: Director

By	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By	/s/ John S. McGill
Name: John S. McGill
Title: Director

By	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

LLOYDS SECURITIES INC., as a Co-Documentation Agent

By	/s/ R. Herder
Name: R. Herder
Title: Managing Director

LLOYDS TSB BANK plc, as a Lender

By	/s/ Jalia R Franklin
Name: Jalia R Franklin
Title: Vice President — F014

By	/s/ Dennis McClellan
Name: Dennis McClellan
Title: Assistant Vice President — M040

SUNTRUST BANK, individually as a Lender and as a Co-Documentation Agent

By	/s/ Douglas O’Bryan
Name: Douglas O’Bryan
Title: Director

BARCLAYS BANK PLC, as a Lender

By	/s/ Karla Maloof
Name: Karla Maloof
Title: Head of Insurance North America

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By	/s/ Lawrence Karp
Name: Lawrence Karp
Title: Managing Director

ING BANK N.V., LONDON BRANCH, as a Lender

By	/s/ M E R Sharman
Name: M E R Sharman
Title: Managing Director

By	/s/ N J Marchant
Name: N J Marchant
Title: Director

THE BANK OF NEW YORK MELLON, as a Lender

By	/s/ Michael Pensari
Name: Michael Pensari
Title: Managing Director

COMERICA BANK, as a Lender

By	/s/ CHATPHET SAIPETCH
Name: CHATPHET SAIPETCH
Title: Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By	/s/ Thane Rattew
Name: Thane Rattew
Title: Managing Director